As filed pursuant to Rule 424(b)(5)
Registration No. 333-194301 and 333-194301-01

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
Regency Centers, L.P. 3.75% Notes due 2024	$250,000,000	99.482%	$248,705,000	$32,034(1)(2)
Regency Centers Corporation Guarantee of 3.75% Notes due 2024	(3)	(3)	(3)	(3)

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Payment of the registration fee at the time of filing of the registration statement on Form S-3, filed with the Securities and Exchange Commission on March 4, 2014 (File Nos. 333-194301 and 333-194301-01), was deferred pursuant to rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

(2)

Regency Centers Corporation previously filed a prospectus supplement dated August 6, 2013 to the prospectus included in the Registration Statement (File No. 333-174535) and paid a filing fee of $27,280. Regency Centers Corporation did not sell an aggregate of $198,431,720 of securities pursuant to the prospectus supplement dated August 6, 2013 and the offering pursuant to the prospectus supplement was terminated on March 4, 2014. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the remaining balance of $1,306 of the previously paid filing fee is being applied against amounts due herewith.

(3)

No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees being registered.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 4, 2014)

Regency Centers, L.P.

$250,000,000

3.75% Notes due 2024

Guaranteed as to the Payment of Principal and Interest by

REGENCY CENTERS CORPORATION

Regency Centers, L.P. (the operating partnership through which Regency Centers Corporation conducts its operations) will pay interest on the notes on June 15 and December 15 of each year. The first interest payment will be on December 15, 2014. The notes will mature on June 15, 2024. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As described under “Use of Proceeds,” we will use the proceeds of the sale of the notes to fund, in whole or in part, Eligible Green Projects (as defined herein), including the acquisition, construction, development or re-development of such projects.

We may redeem some or all of the notes at any time at a redemption price equal to the principal amount of the notes to be redeemed plus a Make-Whole Amount. If the notes are redeemed on or after March 15, 2024, the redemption price will not include the Make-Whole Amount. The Make-Whole Amount will be equal to the excess of (1) the present value of the notes being redeemed and of the interest Regency Centers, L.P. would have paid on the notes being redeemed over (2) the aggregate principal amount of notes being redeemed, determined using a discount rate of 0.20% plus the average of the most recently published treasury rates for the maturity comparable to the notes being redeemed.

Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest on the notes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as structuring agent for the offering.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement as well as the risk factors included in our periodic reports for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.482%	$248,705,000
Underwriting discount	0.65%	$1,625,000
Proceeds, before expenses, to Regency Centers, L.P.(1)	98.832%	$247,080,000

(1)	Plus accrued interest, if settlement occurs after May 16, 2014.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange.

We expect that delivery of the notes will be made to investors on or about May 16, 2014 in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch
J.P. Morgan	US Bancorp

Co-Managers

PNC Capital Markets LLC	SunTrust Robinson Humphrey	RBC Capital Markets
Regions Securities LLC	SMBC Nikko	Comerica Securities
Mizuho Securities		Mitsubishi UFJ Securities

The date of this prospectus supplement is May 13, 2014.

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to give you any other information. We and the underwriters take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us is delivered or securities are sold on a later date. Our business, financial condition, prospectus and results of operations may have changed since those respective dates.

When we say “we”, “our”, “us” or “Regency Centers”, we mean Regency Centers, L.P. When we say “Regency”, we mean Regency Centers Corporation, our general partner and its consolidated subsidiaries, except where we make it clear that we mean only the parent company. When we say “you”, without any further specification, we mean any party to whom this prospectus supplement is delivered, including a holder in street name.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We and our general partner are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, and in accordance therewith, we file periodic reports, and our general partner files periodic reports, proxy and other information statements, with the Securities and Exchange Commission, referred to in this prospectus supplement as the SEC. All reports, proxy and informational statements, and the other information that we or our general partner files with the SEC, may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings and the SEC filings of our general partner are also available to the public from the SEC’s web site at www.sec.gov and our web site at www.regencycenters.com. Information on our web site is not incorporated by reference in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus incorporate by reference information we and our general partner have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the notes (other than information in documents that is deemed not to be filed):

•	Combined annual report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-K for the year ended December 31, 2013;

•	Combined quarterly report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-Q for the quarter ended March 31, 2014;

•	Combined current report of Regency Centers Corporation and Regency Centers, L.P. on Form 8-K filed on March 4, 2014; and

•	Current report of Regency Centers Corporation on Form 8-K filed on May 5, 2014.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Regency Centers Corporation

Attn: Lisa Blaylock

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

FORWARD-LOOKING INFORMATION

The statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements and, with respect to Regency Centers Corporation, within Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about anticipated changes in our revenues, the size of our development and redevelopment program, earnings per share and unit, returns and portfolio value, and expectations about our liquidity. These statements are based on current expectations, estimates and projections about the real estate industry and markets in which the Company operates, and management’s beliefs and assumptions. See “Risk Factors” in this prospectus supplement and in the periodic reports that we file with the SEC that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus supplement or, if applicable, the date of the applicable document incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

REGENCY CENTERS, L.P. AND OUR GENERAL PARTNER

We are a limited partnership which owns, operates and develops retail shopping centers throughout the United States. We are the entity through which Regency Centers Corporation, our general partner, owns and operates its properties.

We strive to be a leader in environmental sustainability. Pursuant to this strategy, we are committed to the following objectives:

•	Developing environmentally sustainable shopping centers;

•	Reducing our centers’ natural resource and energy consumption, pollution and waste;

•	Engaging tenants, employees, investors and other stakeholders on environmental sustainability issues;

•	Complying with environmental regulations, ordinances and industry standards; and

•	Publically disclosing our sustainability policies as well as our management approaches, goals and performance regarding sustainability.

As described under “Use of Proceeds,” we will use the proceeds of the sale of the notes to fund, in whole or in part, Eligible Green Projects (as defined herein), including the acquisition, construction, development or re-development of such projects.

Regency Centers Corporation will unconditionally guarantee the payment of the notes. Regency Centers Corporation is a real estate investment trust whose common stock is traded on the New York Stock Exchange. Our general partner owned approximately 99.8% of our common partnership interests as of March 31, 2014.

Our general partner is also a guarantor of our:

•	$800 million unsecured line of credit (our “line of credit”);

•	$75 million term loan;

•	$350 million 5.25% notes due August 1, 2015;

•	$400 million 5.875% notes due June 15, 2017;

•	$150 million 6.0% notes due June 15, 2020; and

•	$200 million 4.8% notes due April 15, 2021.

RISK FACTORS

Investment in the notes offered hereby will involve certain risks. You should read the risk factors set forth below and in our combined Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus together with the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the notes offered hereby is suitable for you.

Effective subordination of the notes may reduce amounts available for payment of the notes.

The notes will be unsecured. The holders of secured debt may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of secured debt also would have priority over unsecured creditors in the event of our liquidation. The indenture for the notes permits us to enter into additional mortgages and incur secured debt if the conditions specified in the indenture are met. See “Description of Debt Securities of Regency Centers, L.P.—Covenants”. In the event of our bankruptcy, liquidation or similar proceeding, the holders of our secured debt will be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to our secured debt.

We own many of our properties through subsidiaries or joint ventures. The secured and then the unsecured creditors of any subsidiary or joint venture will have priority over us in the event of any liquidation. As a result, the notes will be effectively subordinated to the claims of all the creditors of our subsidiaries and joint ventures as well as to our own secured debt.

An active public trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange. Underwriters may make a market in the notes after an offering is completed. They are not obligated to do this, however, and may discontinue market-making at any time without notice.

The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for debt securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that an active trading market will develop for the notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors, including those listed above.

The guarantee of the notes by our general partner is an unsecured obligation of our general partner which ranks equally with our general partner’s other unsecured and unsubordinated debt and would be effectively subordinated to the secured debt of our general partner, if any such debt should be issued.

A highly leveraged transaction or change in control may adversely affect the creditworthiness of the notes.

The indenture for the notes contains provisions that are intended to protect holders of the notes against adverse effects on the creditworthiness of the notes in the event of a highly leveraged transaction or a significant corporate transaction (such as the acquisition of securities, merger, the sale of assets or otherwise) involving us or our general partner. However, the indenture does not contain provisions that protect holders of notes against adverse effects of a change in control, such as the sale of the stock of our general partner or the election of new directors who are not nominated by its current board of directors. There can be no assurance that we or our general partner will not enter into this type of transaction and adversely affect our ability to meet our obligations under the notes or our general partner’s obligation under the guarantee.

Moreover, a significant corporate transaction such as an acquisition which complies with the indenture provisions could adversely affect the creditworthiness of the notes.

We may issue additional notes.

Under the terms of the indenture for the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional debt securities ranking equally and ratably with the notes (other than the original issuance date, the public offering price and, under certain circumstances, the initial interest payment date), so that such additional debt securities will be consolidated and form a single series with the notes so long as any such additional debt securities are fungible with the original notes for U.S. federal income tax purposes.

Our credit ratings may not reflect all risks of your investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS

Net proceeds of this offering, after deducting the underwriting discount and estimated offering expenses payable by us, are expected to be approximately $246.9 million.

The net proceeds of the sale of the notes will be used to fund, in whole or in part, Eligible Green Projects (as defined herein), including the acquisition, construction, development or re-development of such projects.

“Eligible Green Projects” means (i) new or ongoing projects (including new development, expansions and/or property renovations) and/or (ii) existing assets under management by Regency Centers or any of its subsidiaries, which have received, or are expected to receive, any LEED (described below) certification rating level (Certified, Silver, Gold or Platinum) or LEED equivalent certification.

Leadership in Energy and Environmental Design, or LEED, is a voluntary, third party building certification process developed by the U.S. Green Building Council (“USGBC”), a non-profit organization. The USGBC developed the LEED certification process to (i) evaluate the environmental performance from a whole-building perspective over a building’s life cycle, (ii) provide a definitive standard for what constitutes a “green building,” (iii) enhance environmental awareness among architects and building contractors, and (iv) encourage the design and construction of energy-efficient, water-conserving buildings that use sustainable or green resources and materials (please see www.usgbc.org for more information).

As long as the notes are outstanding, our internal records will show the allocation of the net proceeds of this offering to Eligible Green Projects. Pending the allocation of the net proceeds of the notes to Eligible Green Projects, the net proceeds will be used to repay amounts outstanding under our line of credit.

Payment of principal of and interest on the notes will be made from our general funds and will not be directly linked to the performance of any Eligible Green Projects.

During the term of the notes, we will publish periodic updates on a dedicated page of Regency Centers website (www.regencycenters.com) (which will be available to investors within one year from the date of issuance of the notes) detailing, at a minimum, the allocation of the net proceeds of the notes to Eligible Green Projects together with key features and the current LEED certification status or LEED equivalent certification status of the Eligible Green Projects funded. Our updates will be accompanied by (i) an assertion by management that the net proceeds of this offering are invested in qualifying Eligible Green Projects, and (ii) a report from an independent accountant in respect of the independent accountant’s examination of management’s assertion conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2014, as adjusted to give effect to the offering and application of the net proceeds of the offering to repay amounts outstanding under our line of credit pending the allocation of the net proceeds to Eligible Green Projects. The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2014
	Actual	As Adjusted
	(in thousands)
Debt:
Notes payable	$1,855,690	$1,705,690	(a)
Unsecured credit facilities	145,000	45,000	(b)
Notes offered hereby	—	250,000

Total debt	2,000,690	2,000,690
Partners’ capital:
Preferred units of general partner	325,000	325,000
Operating partnership units	1,510,169	1,510,169
Accumulated other comprehensive income (loss)	(28,599)	(28,599)

Total partners’ capital	1,806,570	1,806,570

Limited partners’ interest in consolidated partnerships	34,516	34,516

Total noncontrolling interests	34,516	34,516

Total capitalization	$3,841,776	$3,841,776

(a)	Reflects the Company’s payment of $150 million of maturing notes on April 15, 2014.
(b)	Reflects additional borrowings of $150 million to fund the payment of $150 million of maturing notes on April 15, 2014 and the application of the use of proceeds of the offering to repay amounts outstanding under our line of credit pending the allocation of the net proceeds to Eligible Green Projects.

DESCRIPTION OF THE NOTES

We will issue the notes as a separate series of debt securities under an indenture, dated as of December 5, 2001, as supplemented by the First Supplemental Indenture, dated as of June 5, 2007 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of June 2, 2010 (the “Second Supplemental Indenture”), each among ourselves, Regency Centers Corporation, our general partner, and U.S. Bank National Association, as successor to Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee. When we refer to the indenture, we include all supplements and amendments to the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description of the specific terms of the notes being offered hereby supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the notes described in the accompanying prospectus under “Description of the Debt Securities of Regency Centers, L.P.” beginning on page 4. The summary in the accompanying prospectus under “Description of the Debt Securities of Regency Centers, L.P.,” as supplemented by the following, sets forth the material terms and provisions of the notes and the indenture, First Supplemental Indenture and the Second Supplemental Indenture governing the notes. Capitalized terms not otherwise defined in this section have the meanings given to them in the notes and in the indenture.

General

The notes will be:

•	unsecured and unsubordinated debt of Regency Centers, L.P. and will rank on a parity with all our existing and future unsecured and unsubordinated debt;

•	guaranteed as to the payment of principal and interest by Regency Centers Corporation;

•	effectively subordinated to the prior claims of creditors under any secured debt we incur in the future and effectively subordinated to all liabilities of our subsidiaries; and

•	issued in book-entry form only.

We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for the issue date, the public offering price and, if applicable, the first interest payment on the notes. Additional notes issued in this manner will be consolidated, and will form a single series, with the previously outstanding notes of like tenor.

Except as described under “Description of the Debt Securities of Regency Centers, L.P.—Merger, Consolidation or Sale” and “—Covenants” in the accompanying prospectus and “—Covenants” below, the indenture does not contain any other provisions that would afford holders of the notes protection in the event of:

•	a highly leveraged or similar transaction involving us or any affiliate of us;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Subject to limitations set forth under “—Covenants” below or under “Description of the Debt Securities of Regency Centers, L.P.—Merger, Consolidation or Sale” and “—Covenants” in the accompanying prospectus, we may enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our debt or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our debt, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

The notes are not subject to repayment at the option of the holders thereof. In addition, the notes will not be entitled to the benefit of any sinking fund.

Principal, Maturity and Interest

We initially will issue $250.0 million aggregate principal amount of notes. We will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 15, 2024, but are subject to redemption at our option (as described below).

Interest on the notes will accrue at the rate of 3.75% per year and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2014. We will make each interest payment to the holders of record of these notes on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a business day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next business day, and without any interest or other payment in respect of such delay.

Optional Redemption

We may at any time redeem the notes, in whole or in part, at a redemption price equal to (1) the principal amount thereof, plus accrued and unpaid interest to the redemption date, and (2) the Make-Whole Amount (as defined below), if any.

If the notes are redeemed on or after March 15, 2024, the redemption price will not include the Make-Whole Amount.

If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been irrevocably set aside on the redemption date referred to in the notice, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

We will give notice of any optional redemption to holders, at their registered addresses, at least 30 and not more than 60 days before the date fixed for redemption. The notice of redemption will specify, among other things, the redemption price and the principal amount of the notes to be redeemed. If less than all of the notes are to be redeemed, the trustee shall select which notes are to be redeemed in a manner it deems fair and appropriate.

As used above:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of

•

the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determining by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over

•	the aggregate principal amount of the notes being redeemed or paid.

“Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index designated by us.

Covenants

The indenture contains various covenants. See “Description of the Debt Securities of Regency Centers, L.P.—Covenants” beginning on page 10 and “—Events of Default” beginning on page 16, each in the accompanying prospectus. The covenants contained in the indenture will apply to the notes.

UNDERWRITING

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., acting as joint book-running managers of the offering and acting as representatives of the several underwriters, have entered into an underwriting agreement with respect to the notes and the guarantee with Regency Centers, L.P. and Regency Centers Corporation. Subject to certain conditions, we have agreed to sell and each underwriter has agreed, severally and not jointly, to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$65,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$65,000,000
J.P. Morgan Securities LLC	$31,250,000
U.S. Bancorp Investments, Inc.	$31,250,000
PNC Capital Markets LLC	$14,375,000
SunTrust Robinson Humphrey, Inc.	$8,750,000
RBC Capital Markets, LLC	$7,500,000
Regions Securities LLC	$7,500,000
SMBC Nikko Securities America, Inc.	$7,500,000
Comerica Securities, Inc.	$5,000,000
Mizuho Securities USA Inc.	$4,375,000
Mitsubishi UFJ Securities (USA), Inc.	$2,500,000

Total	$250,000,000

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. Regency Centers, L.P. has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Regency Centers, L.P. estimates that its share of the total expenses of this offering, excluding the underwriting discount, will be approximately $200,000.

Regency Centers, L.P. and Regency Centers Corporation have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters are lenders under our line of credit. The trustee is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters.

Selling Restrictions

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Kingdom of Sweden

This offering document is not a prospectus and has not been prepared in accordance with the prospectus requirements laid down in the Swedish Financial Instruments Trading Act (lag (1991:980) om handel med finansiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish regulatory body has examined, approved or registered this offering document.

No notes will be offered or sold to any investor in Sweden except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Swedish Financial Instruments Trading Act.

Notice to Prospective Investors in South Korea

Each underwriter has represented and agreed that notes have not been and will not be offered, delivered or sold directly or indirectly in South Korea or to any resident of South Korea except as otherwise permitted under applicable South Korean laws and regulations. Each underwriter has undertaken to ensure that any securities dealer to which it sells notes confirms that it is purchasing such notes as principal and agrees with such underwriter that it will comply with the applicable restrictions under South Korean law and regulations.

Notice to Prospective Investors in Norway

This offer of the notes and the related materials do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the offer of the notes and the related materials have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. The offer of the notes will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1 or in accordance with other relevant exceptions from the prospectus requirements. Accordingly, the offer of the notes and the related materials may not be made available to the public in Norway nor may the offer of the notes otherwise be marketed and offered to the public in Norway.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment

Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

VALIDITY OF NOTES

The validity of the notes offered hereby and the guarantee will be passed upon for Regency Centers, L.P. and Regency Centers Corporation by Foley & Lardner LLP, Jacksonville, Florida. Attorneys with Foley & Lardner LLP representing Regency Centers, L.P. and Regency Centers Corporation with respect to this offering beneficially owned 1,200 shares of common stock of Regency Centers Corporation as of the date of this prospectus supplement. The validity of the notes offered hereby and the guarantee will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

REGENCY CENTERS CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Guarantees

REGENCY CENTERS, L.P.

Warrants

Debt Securities

Regency Centers Corporation, a Florida corporation, may from time to time offer and sell common stock, preferred stock, depositary shares, warrants and purchase contracts, and units that include any of these securities. The preferred stock, depositary shares, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities. Regency Centers Corporation’s common stock is listed on the New York Stock Exchange under the symbol “REG.”

Regency Centers, L.P., a Delaware limited partnership, may from time to time offer and sell unsecured debt securities and warrants to purchase debt securities. The debt securities of Regency Centers, L.P. may be convertible into common or preferred shares of Regency Centers Corporation, the general partner of Regency Centers, L.P., and the payment of principal, premium, if any, and interest on the debt securities will be fully and unconditionally guaranteed by Regency Centers Corporation.

We will provide the amount, price and terms of the securities and the specific manner in which they may be offered in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may be used to offer and sell any of the securities for the account of persons other than us as provided in the applicable prospectus supplement.

If any agents, underwriters or dealers are involved in the sale of the securities, we will include the names of the agents, underwriters or dealers and their commissions or discounts and the net proceeds we will receive from the sale in a prospectus supplement.

This prospectus may not be used for the sale of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2. You should also refer to the risk factors included in our periodic reports and in prospectus supplements relating to specific offerings that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.

Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the securities we are then offering and the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all reference in this prospectus to “we,” “us,” or “our” mean Regency Centers Corporation, Regency Centers, L.P. and our respective subsidiaries.

FORWARD-LOOKING INFORMATION

The statements contained or incorporated by reference in this prospectus that are not historical facts are forward-looking statements and, with respect to Regency Centers Corporation, within Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about anticipated changes in our revenues, the size of our development and redevelopment program, earnings per share and unit, returns and portfolio value, and expectations about our liquidity. These statements are based on current expectations, estimates and projections about the real estate industry and markets in which the Company operates, and management’s beliefs and assumptions. See “Risk Factors” in this prospectus, any prospectus supplement and in the periodic reports that we file with the SEC, that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or, if applicable, the date of the applicable document incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K, incorporated into this prospectus and the accompanying prospectus supplement by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus and the accompanying prospectus supplement before investing in any securities offered by this prospectus or an accompanying prospectus supplement. For more information, see “Where You Can Find More Information.”

REGENCY CENTERS CORPORATION AND REGENCY CENTERS, L.P.

Regency Centers Corporation is a real estate investment trust (“REIT”) and the general partner of Regency Centers, L.P. Regency Centers Corporation invests in and operates a portfolio of primarily grocery-anchored shopping centers through Regency Centers, L.P. As the sole general partner of Regency Centers, L.P., Regency Centers Corporation has exclusive control of the Regency Centers, L.P.’s day-to-day management. All of Regency Centers Corporation’s operating, investing and financing activities, including the issuance of common or preferred partnership units, are generally executed by Regency Centers, L.P., its wholly-owned subsidiaries and its investments in co-investment partnerships with third party investors. As of December 31, 2013, Regency Centers Corporation owned approximately 99.8% of the units in Regency Centers, L.P. and the remaining limited units are owned by investors. Regency Centers Corporation’s common stock is traded on the New York Stock Exchange under the symbol “REG.”

Regency Centers, L.P. is a limited partnership which owns, operates and develops retail shopping centers throughout the United States. Regency Centers, L.P. is the entity through which Regency Centers Corporation, its general partner, owns and operates its properties. Regency Centers Corporation will unconditionally guarantee the payment of the debt securities issued by Regency Centers, L.P. Regency Centers Corporation is also a guarantor of Regency Centers, L.P.’s:

•	$800 million unsecured line of credit,

•	$75 million term loan,

•	$150 million 4.95% notes due April 15, 2014,

•	$350 million 5.25% notes due August 1, 2015,

•	$400 million 5.875% notes due June 15, 2017,

•	$150 million 6.0% notes due June 15, 2020; and

•	$250 million 4.8% notes due April 15, 2021.

Our principal executive offices are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and our telephone number is (904) 598-7000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at www.sec.gov. and our web site at www.regencycenters.com. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Information on our website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the following documents:

•	Combined annual report of Regency Centers Corporation and Regency Centers, L.P. on Form 10-K for the year ended December 31, 2013; and

•

The description of Regency Centers Corporation’s common stock which is contained in the registration statement on Form 8-A filed on August 30, 1993, and declared effective on October 29, 1993, including amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Regency Centers Corporation

Attn: Lisa Blaylock

One Independent Drive, Suite 114

Jacksonville, FL 32202

(904) 598-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include the repayment of outstanding indebtedness, the expansion and improvement of properties in our portfolio, development costs for new centers and the acquisition of shopping centers as suitable opportunities arise.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through one or more underwriters, dealers and agents designated from time to time, or directly to purchasers, or through a combination of these methods, may offer, issue and sell, together or separately, in one or more offerings, the following securities:

•	unsecured debt securities, in one or more series;

•	shares of our preferred stock, in one or more series;

•	shares of our common stock;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

•	warrants to purchase debt securities, shares of our common stock or preferred stock or depositary shares;

•	purchase contracts; or

•	any combination of the securities listed above, either individually or as units consisting of one or more of the securities listed above, each on terms to be determined at the time of sale.

We may issue the debt securities as exchangeable for and/or convertible into shares of common stock, preferred stock and/or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock, or other securities. The debt securities, preferred stock, common stock, depositary shares, warrants, purchase contracts and units are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED BY REGENCY CENTERS, L.P.

Please note that in this section, references to “we,” “our” and “us” refer only to Regency Centers, L.P. and not Regency Centers Corporation or its subsidiaries unless the context requires otherwise. References in this section to the “guarantor” refer only to Regency Centers Corporation.

Description of Debt Securities of Regency Centers, L.P.

This prospectus describes general terms of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms described in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should read both the applicable prospectus supplement and the following description.

The debt securities will be issued under an indenture, dated as of December 5, 2001, as supplemented by the First Supplemental Indenture, dated as of June 5, 2007, and a Second Supplemental Indenture, dated as of June 2, 2010, among ourselves, our general partner and U.S. Bank National Association, as successor to Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee. When we refer to the indenture, we include all supplements and amendments to the indenture. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indenture. The indenture is governed by the Trust Indenture Act of 1939, as amended.

General

The debt securities will be our direct unsecured obligations. We can issue an unlimited amount of debt securities under the indenture in one or more series. The terms of each series of debt securities will be established by or pursuant to a resolution of the board of directors of our general partner or as established in the indenture. We may issue debt securities of one series at different times and we may issue additional debt securities of a series without the consent of the holders of such series.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms of the debt securities, including, without limitation:

(1)	the title of the debt securities;

(2)	any limit on the aggregate principal amount of the debt securities;

(3)	the person to whom interest is payable, if other than the person in whose name the debt security is registered on the regular record date for interest;

(4)	the date or dates on which the principal of the debt securities will be payable;

(5)	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, the dates on which interest will be payable, the regular record dates for such interest payment dates, and the basis upon which interest will be calculated if other than a 360 day year of twelve 30-day months;

(6)	the place or places where the principal of, premium or interest on such debt securities will be payable, if other than our office maintained for that purpose in Jacksonville, Florida or the borough of Manhattan in New York;

(7)	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

(8)	any obligation we have to redeem or purchase the debt securities under any sinking fund or analogous provision or at the option of a holder of debt securities, and the dates on which and the price or prices at which we will repurchase debt securities at the option of holders and other terms and conditions of these repurchase obligations;

(9)	whether the amount of payments of principal of, premium or interest on the debt securities will be determined by reference to an index, formula or other method and the manner in which these amounts will be determined;

(10)	if other than U.S. dollars, the currency, currencies or currency units in which principal of, premium and interest on the debt securities will be paid;

(11)	if payments of principal of, premium or interest on the debt securities will be made in a currency or currency unit other than that in which the debt securities are stated to be payable, at our election or at the election of holders of debt securities, the currency or currency units which may be elected, the terms of the election and the manner for determining the amount payable upon an election;

(12)	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon acceleration of the maturity date;

(13)	if the principal amount payable at the maturity of the debt securities cannot be determined before maturity, the amount which will be deemed to be the principal amount of such debt securities before maturity;

(14)	whether the debt securities will be issued in certificated and/or book-entry form;

(15)	if the debt securities may be converted for common or preferred shares of Regency Centers Corporation, the terms on which such conversion may occur, including whether such conversion is mandatory, at the option of the holder or at our option, the period during which such conversion may occur, the initial conversion rate and the circumstances or manner in which the amount of common or preferred shares issuable upon conversion may be adjusted or calculated according to the market price of Regency Centers Corporation common or preferred shares; and

(16)	any other specific terms of the debt securities of that series.

The debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to these debt securities will be described in the applicable prospectus supplement.

Denomination, Registration, Transfer and Book-Entry Procedures

Denomination

The debt securities of any series will be issued in denominations of $1,000 and even multiples of $1,000, unless we describe other denominations in the applicable prospectus supplement. We will only issue the debt securities in fully registered form, without interest coupons. We will not issue debt securities in bearer form.

Registration and Transfer

You may transfer or exchange the debt securities of any series at the office of the trustee. You will not pay a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. If we designate any transfer agent (in addition to the trustee) in the applicable prospectus supplement, we may at any time change such designation or change the location through which the transfer agent acts, except that we must maintain a transfer agent in each place of payment for the debt securities. We may at any time designate additional transfer agents for any series of debt securities.

Book-Entry Procedures

Global Notes. Debt securities may be represented by one or more notes in global form (a “global note”). Global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee. Each global note will be credited to the account of a direct or indirect participant in DTC as described below.

Except as set forth below, a global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for debt securities in certificated form except as described below under “—Exchanges of Book-Entry Notes for Certificated Notes.”

Exchanges of Book-Entry Notes for Certificated Notes. A beneficial interest in a global note may not be exchanged for a debt security in certificated form unless:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the global note or has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary,

•	we, at our option, notify the trustee in writing that we elect to issue the debt securities in certificated form,

•	an event of default with respect to the debt securities has occurred and is continuing or

•	other circumstances have occurred that were specified for this purpose in the designation of a series of debt securities.

Book-Entry Procedures.  DTC has indicated that it intends to use the following procedures for book-entry debt securities. DTC may change these procedures from time to time. We are not responsible for these procedures. You should contact DTC or its participants directly to discuss these matters.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This system eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global note are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in a global note, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all global notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of global notes; DTC’s records reflect only the identity of the direct participants to whose accounts a global note is credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR ITS NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE DEBT SECURITIES REPRESENTED BY THE GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE DEBT SECURITIES.

The laws of some states require that persons take physical delivery in definitive form of securities that they own. The ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its direct participants, which in turn act on behalf of indirect participants and banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons that do not participate in the DTC system, or take other actions in respect of such interest, may be affected by the lack of a physical certificate.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to a global note unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts a global note is credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of the principal of, premium, if any, and interest on global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the trustee, the guarantor or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the principal of, any premium, and interest to DTC will be the responsibility of the guarantor and us, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

We will send any redemption notices to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as depository with respect to global notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated debt securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated debt securities will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we, the guarantor, the trustee nor our respective agents are responsible for the performance by DTC, its direct participants or indirect participants of their obligations under the rules and procedures governing their operations.

Optional Redemption

If indicated in the applicable prospectus supplement, we may redeem the debt securities at any time, at our option, in whole or in part from time to time, at a redemption price equal either to:

•	the sum of (1) the principal amount of the debt securities being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount, if any, with respect to the debt securities or

•	the redemption price which is established in accordance with the indenture. (§11.1)

We will redeem debt securities in accordance with the following procedures, unless different procedures are set forth in the applicable prospectus supplement.

If we have given notice of redemption and have provided the funds for the redemption of the debt securities to be redeemed on the applicable redemption date, the debt securities being redeemed will cease to bear interest on the redemption date. The only right of the holders of the debt securities will then be to receive payment of the redemption price. (§11.7)

We will give notice of any optional redemption of any debt security to holders between 30 and 60 days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed. (§11.5)

We will notify the trustee at least 60 days before giving notice of redemption (or a shorter period if satisfactory to the trustee) of the principal amount of debt securities to be redeemed and their redemption date. If less than all of the debt securities of any series are to be redeemed, the trustee will select, in a manner it deems fair and appropriate, the debt securities to be redeemed. (§§11.3 and 11.4).

All debt securities that we redeem in full will be canceled and may not be reissued or resold.

Sinking Fund

If indicated in the applicable prospectus supplement, we may be obligated to make mandatory sinking fund payments on the debt securities. Each sinking fund payment will be applied to the redemption of the applicable series of debt securities.

Guarantee

The guarantor will unconditionally guarantee the payment of principal of, premium, if any, and interest on each series of the debt securities, when the same becomes due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise. If we default in the payment of the principal of, premium, if any, or interest on the debt securities, the guarantor will be required promptly to make the payment in full, without any action by the trustee or the holder of any debt securities.

The guarantee is an unsecured obligation of the guarantor and will be effectively subordinated to mortgage and other secured indebtedness of the guarantor and its subsidiaries. In the event of a guarantor insolvency, a creditor may avoid an intercorporate guarantee in its entirety under federal and state bankruptcy and fraudulent transfer law if the guarantee impaired the guarantor’s financial condition and was given without receiving reasonably equivalent value in return. The indenture limits recovery under the guarantee to the highest amount that would not render the guarantee void against creditors under such laws.

The indenture provides that the guarantor may not, in a single transaction or a series of related transactions, consolidate with or merge into any other person or permit any other person to consolidate with or merge into the guarantor, unless, in addition to other conditions:

(1)	in a transaction in which the guarantor does not survive, the successor entity is organized under the laws of the United States of America or any state thereof or the District of Columbia and unconditionally assumes all of the guarantor’s obligations under the indenture, unless we or another guarantor are the successor entity; and

(2)	immediately before and after giving effect to the transaction and treating any Indebtedness which becomes an obligation of the guarantor or a subsidiary thereof as a result of such transaction as having been incurred by the guarantor or such subsidiary at the time of the transaction, no event of default with respect to the debt securities of any series shall have occurred and be continuing.

The guarantee will remain in effect until the entire principal of, premium, if any, and interest on the debt securities of each series has been paid in full or the debt securities shall have been defeased and discharged as described under “—Defeasance”.

Covenants

The indenture contains, among others, the covenants set forth below. These covenants may be modified by supplemental indenture for any series of debt securities prior to issuance. You should refer to the definitions beginning on page 13 when reviewing these covenants.

Limitation on Indebtedness

We will not, and will not permit any Subsidiary to, incur any Indebtedness, if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of this Indebtedness, the aggregate principal amount of all outstanding Indebtedness of Regency Centers and our Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of Total Assets. (§10.8)

In addition, neither we nor any Subsidiary may incur any Indebtedness secured by any Encumbrance upon any of our property or that of any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness, the aggregate principal amount of all our outstanding Indebtedness and that of our Subsidiaries on a consolidated basis which is secured by any Encumbrance on our property or that of any Subsidiary is greater than 40% of Total Assets. (§10.8)

We also will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated EBITDA to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Indebtedness is to be incurred would have been less than 1.5 to 1, on a pro forma basis, after giving effect to the incurrence of the additional Indebtedness and to the application of the proceeds of such Indebtedness and calculated on the assumption that:

(1)	the additional Indebtedness and any other Indebtedness incurred by us or our Subsidiaries since the first day of such four-quarter period and the application of the proceeds of such Indebtedness, including Indebtedness to refinance other Indebtedness, had occurred at the beginning of such period;

(2)	the repayment or retirement of any other Indebtedness by us or our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period);

(3)	in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with appropriate adjustments to Consolidated EBITDA for the acquisition being included in the pro forma calculation; and

(4)	in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with appropriate adjustments to Consolidated EBITDA for the acquisition or disposition being included in the pro forma calculation. (§10.8)

For purposes of the foregoing provisions, Indebtedness is deemed to be “incurred” by us or a Subsidiary whenever we or a Subsidiary creates, assumes, guarantees or otherwise becomes liable for such Indebtedness.

We and our Subsidiaries must at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of us and our Subsidiaries on a consolidated basis determined in accordance with GAAP. (§10.8)

Provision of Financial Information

Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, we will timely file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC if subject to Section 13(a) or 15(d) or any successor provision. If we are not permitted to file these documents with the SEC, we will, within 15 days of each required filing date, file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC and will also supply copies of such documents to any holder or prospective holder upon written request. (§10.10)

Existence

Except as permitted under “—Merger, Consolidation or Sale”, we and the guarantor are required to do all things necessary to preserve our respective existence, rights and franchises. However, we and the guarantor are not required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss of such right or franchise is not disadvantageous in any material respect to the holders of the debt securities. (§10.4)

Maintenance of Properties

We are required to maintain all properties used or useful in the conduct of our business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs as, in our judgment, may be necessary so that our business may be properly and advantageously conducted at all times. However, we are not prevented from discontinuing the operation or maintenance of any of our properties if doing so is, in the judgment of our board of directors, desirable in the conduct of our business or the business of any Subsidiary and not disadvantageous in any material respect to the holders of the debt securities. (§10.5)

Insurance

We and the guarantor are required to, and to cause each of our respective subsidiaries to, keep all of their insurable properties insured against loss or damage with insurers of recognized responsibility, in commercially reasonable amounts and types. (§10.7)

Payment of Taxes and Other Claims

We and the guarantor will be required to pay or discharge, before the same become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us, the guarantor or any subsidiary or upon the income, profits or property of us, the guarantor or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property, or that of the guarantor or any subsidiary. However, neither we nor the guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (§10.6)

Merger, Consolidation or Sale

Except as provided below, we may not, in a single transaction or a series of related transactions:

•	consolidate with or merge into any other person or permit any other person to consolidate with or merge into us,

•	directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets,

•	acquire, or permit any Subsidiary to acquire Capital Stock or other ownership interests of any other person so that such person becomes a Subsidiary of us, or

•

directly or indirectly purchase, lease or otherwise acquire, or permit any Subsidiary to purchase, lease or otherwise acquire all or substantially all of the property and assets of any person as an entirety or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any person.

We may enter into a merger, sale or acquisition described above, however, if, in addition to other conditions:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States of America or any state thereof or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the indenture;

•

immediately before and after giving effect to the transaction and treating any Indebtedness which becomes an obligation of us or a Subsidiary as a result of the transaction as having been Incurred by us or such Subsidiary at the time of the transaction, no event of default with respect to the debt securities of any series, or event that with the passing of time or the giving of notice, or both, would become an event of default with respect to the debt securities of any series, has occurred and is continuing; and

•

immediately after giving effect to the transaction, our Consolidated Net Worth (or that of the successor entity) is equal to or greater than our Consolidated Net Worth immediately prior to the transaction. (§8.1)

Paying Agents

We have appointed the trustee, acting through its corporate trust office in Jacksonville, Florida, as paying agent. We may change or terminate any paying agent, or appoint additional paying agents. However, as long as any debt securities remain outstanding, we must maintain a paying agent and a transfer agent in Jacksonville, Florida, or the Borough of Manhattan, The City of New York. We will cause the trustee to notify the holders of debt securities, in the manner described under “—Notices” below, of any change or termination of any paying agent and of any changes in the specified offices.

Definitions

Set forth below are the defined terms used in the indenture. You should refer to the indenture for the definition of any other terms used in this prospectus for which no definition is provided. (§1.1)

“Acquired Indebtedness” means Indebtedness of a person (i) existing at the time the person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means the aggregate interest expense for the period on, and the amortization during the period of any original issue discount of, Indebtedness of us and our Subsidiaries and the amount of dividends which are payable during the period on any Disqualified Stock.

“Capital Stock” means, with respect to any person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of the person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Capitalization Rate” means 7.5%.

“Consolidated EBITDA” means, for any period, without duplication, net income or loss, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by us and our Subsidiaries under the Exchange Act, before deductions, for:

(1)	interest expense;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss;

(4)	extraordinary items;

(5)	non-recurring items, as we determine in good faith, including prepayment penalties; and

(6)	minority interests.

In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (a) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of those assets from service as if the placement of those assets in service or removal of those assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Net Worth” of any person means the consolidated equity of such person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such person; provided that, with respect to us, adjustments following the date of the indenture to our accounting books and records resulting from the acquisition of control of us by another person will not be given effect.

“Disqualified Stock” means, with respect to any person, any Capital Stock of the person which by the terms of that Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise:

•	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), or

•

is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of that person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the stated maturity of the debt securities of the relevant series; provided, however, that equity interests whose holders have (or will have after the expiration of an initial holding period) the right to have such equity interests redeemed for cash in an amount determined by the value of the common stock of the guarantor do not constitute Disqualified Stock.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind, except any mortgage, lien, charge, pledge or security interest of any kind which secures debt of the guarantor owed to us.

“Indebtedness” of us or any Subsidiary means any indebtedness of us or such Subsidiary, as applicable, whether or not contingent, for:

•	borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments,

•	borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by us or any Subsidiary,

•

reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

•	the amount of all obligations of us or any Subsidiary for redemption, repayment or other repurchase of any Disqualified Stock and

•	any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP,

to the extent, in the case of items of indebtedness under the first four bullet points above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than us or any Subsidiary) (it being understood that

Indebtedness shall be deemed to be incurred by us or any Subsidiary whenever we or the Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof).

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any debt securities, the excess, if any, of:

•

the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determining by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over

•	the aggregate principal amount of the debt securities being redeemed or paid.

“Property EBITDA” means, for any period, without duplication, net income or loss, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by Regency Centers and our Subsidiaries under the Exchange Act, before deductions, for:

(1)	interest expense;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items, as we determine in good faith, deducted in arriving at net income or loss;

(4)	extraordinary items;

(5)	non-recurring items, as we determine in good faith, including prepayment penalties; and

(6)	minority interests.

In each case for the relevant period, we will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs and pursuit cost write-offs as we determine in good faith.

“Reinvestment Rate” means the percentage established by board resolution (or, in the absence of a board resolution, 0.25%) plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity will be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used.

“Stabilized Property” means (1) with respect to an acquisition of an income producing property, a property becomes stabilized when we or our Subsidiaries have owned the property for at least four full quarters and (2) with respect to new construction or development property, a property becomes stabilized four full quarters after the earlier of (a) 18 months after substantial completion of construction or development, and (b) the quarter in which the occupancy level of the property is at least 90%.

“Stabilized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each property of ours or any Subsidiary for the prior four quarters and capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated in accordance with this definition is less than the undepreciated book value of that property determined in accordance with GAAP, the undepreciated book value shall be used in lieu thereof with respect to that property.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index we designate.

“Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us or by one or more of our other Subsidiaries. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” means the sum of: (1) for Stabilized Properties, Stabilized Property Value; and (2) for all other assets of us and our Subsidiaries, undepreciated book value as determined in accordance with GAAP.

“Total Unencumbered Assets” means those assets within Total Assets that are not subject to an Encumbrance; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant requiring us and our Subsidiaries to at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of us and our Subsidiaries on a consolidated basis determined in accordance with GAAP, all investments in any Person that is not consolidated with us for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Unsecured Indebtedness” means Indebtedness which is (i) not subordinated to any other Indebtedness and (ii)  not secured by any Encumbrance upon any of the properties of us or any Subsidiary.

Events of Default

Set forth below are events of default with respect to debt securities of any series under the indenture:

a.	we do not pay principal of or premium on any debt security of that series when due;

b.	we do not pay any interest on any debt security of that series within 30 days of the due date;

c.	we fail to comply with the provisions described under “—Merger, Consolidation or Sale”;

d.	we or the guarantor fail to perform any other covenant or agreement under the indenture or the debt securities (other than a covenant or agreement expressly included in the indenture for the benefit of another series of debt securities) for 60 days after we receive written notice of the default from the trustee or holders of at least 25% in aggregate principal amount of outstanding debt securities of that series;

e.	we fail to make any sinking fund payment when due;

f.	we or the guarantor default under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount of $10 million individually or in the aggregate, which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due;

g.	we or the guarantor are subject to a final judgment or judgments (not subject to appeal) in excess of $10 million which remains undischarged or unstayed for 60 days after the right to appeal expires;

h.	events of bankruptcy, insolvency or reorganization affecting us or the guarantor occur; or

i.	any other event of default provided with respect to the debt securities of that series occurs. (§5.1)

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series, unless such holders have offered to the trustee reasonable indemnity. (§6.3) Subject to these indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (§5.12)

If an event of default (other than an event of default described in clause (h) above) occurs and is continuing with respect to the debt securities of any series outstanding, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided and all expenses of the trustee are paid. If an event of default specified in clause (h) above occurs with respect to the debt securities of any series, the outstanding debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (§5.2) For information as to waiver of defaults, see “—Modification and Waiver”.

No holder of any debt security of any series will have the right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 60 days. (§5.7)

However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on the debt security on or after the due dates expressed in the debt security. (§5.8)

We must furnish to the trustee quarterly a statement as to our performance of our obligations under the indenture and as to any default in such performance. (§10.11)

Satisfaction and Discharge of the Indenture

The indenture will cease to be of further effect as to all outstanding debt securities, except as to (1) rights of registration of transfer and exchange and our right of optional redemption, (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen debt securities, (3) rights of holders to receive payment of principal and interest on the debt securities, (4) rights, obligations and immunities of the trustee under the indenture and (5) rights of the holders of the debt securities as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them, if:

•	we have paid the principal of and interest on the debt securities when due; or

•	all outstanding debt securities, except lost, stolen or destroyed debt securities which have been replaced or paid, have been delivered to the trustee for cancellation.

Option to Elect Defeasance or Covenant Defeasance

The indenture provides that if we irrevocably deposit with the trustee, in trust, money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest on the debt securities, we have the option to elect defeasance or covenant defeasance as follows:

(a)	we will be discharged from all obligations in respect of any debt securities (defeasance); or

(b)	we may omit to comply with restrictive covenants and such omission will not be an event of default under the indenture and the debt securities (covenant defeasance).

If we elect covenant defeasance, the obligations under the indenture other than with respect to such covenants and the events of default other than the events of default relating to such covenants will remain in full force and effect.

Such trust may only be established if, among other things:

(1)	with respect to clause (a), we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize gain or loss for Federal income tax purposes as a result of the deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred;

(2)	no event of default or event that with the passing of time or the giving of notice, or both, would become an event of default with respect to any series has occurred or is continuing;

(3)	we have delivered to the trustee an opinion of counsel to the effect that the deposit will not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(4)	other customary conditions precedent are satisfied. (Article Thirteen)

Modification and Waiver

We may amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, no amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security,

•	reduce the principal amount of, the premium or interest on, or the amount payable upon redemption of any debt security,

•	change the place or currency of payment of principal of, or premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any debt security,

•	reduce the percentage of outstanding debt securities necessary to amend the indenture,

•	reduce the percentage of outstanding debt securities necessary for waiver of compliance with the indenture or for waiver of defaults, or

•	modify any provisions of the indenture relating to the amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified. (§9.2)

We may also amend the indenture without the consent of any holders of debt securities to

•	reflect a successor to us or to the guarantor which is assuming our obligations,

•	add to our covenants for the benefit of the holders of any series of debt securities,

•	add additional events of default for the benefit of any series of debt securities,

•

change provisions of the indenture to the extent necessary to permit the issuance of debt securities in bearer or uncertificated form, registrable or not registrable as to principal, and with or without interest coupons,

•	change any provisions of the indenture so long as such change does not apply to debt securities outstanding at the time of the change,

•	establish the form or terms of any series of debt securities,

•	reflect a successor trustee or add provisions necessary for the administration of the indenture by more than one trustee,

•	secure the debt securities,

•	maintain the qualification of the indenture under the Trust Indenture Act, or

•	correct any ambiguous, defective or inconsistent provision of the indenture so long as such correction does not adversely affect holders of any debt securities in any material respect.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which was expressly included in the indenture solely for the benefit of a particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series, on behalf of all holders of debt securities of such series, may waive our compliance with restrictive provisions of the indenture. (§10.12) Subject to rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, on behalf of all holders of debt securities of such series, may waive any past default under the indenture, except a default in the payment of principal, premium or interest on any debt securities of such series. (§5.13)

Notices

The trustee will cause all notices to the holders of the debt securities to be mailed by first class mail, postage prepaid to the address of each holder as it appears in the register of debt securities. Any notice so mailed will be conclusively presumed to have been received by the holders of the debt securities.

PROSPECTIVE PURCHASERS SHOULD NOTE THAT UNDER NORMAL CIRCUMSTANCES DTC WILL BE THE ONLY “HOLDER” OF THE DEBT SECURITIES. See “—Denomination, Registration, Transfer and Book-Entry Procedures”.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York.

The Trustee

Except during the continuance of an event of default, the trustee will perform only the duties that are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (§§6.1 and 6.3)

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference in the indenture limit the rights of the trustee, should it become our creditor, to obtain payment of claims in cases or to realize on property received as security for any such claim or otherwise. The trustee is permitted to engage in other transactions with us or any affiliate. However, if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act of 1939), it must eliminate the conflict or resign. (§6.8)

Subordination

We will describe the terms and conditions, if any, upon which the debt securities are subordinated to our other indebtedness in the applicable prospectus supplement. These terms will include a description of the indebtedness ranking senior to such debt securities, the restrictions on payments to the holders of such debt securities while a default under such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default and provisions requiring holders of such debt securities to remit payments to holders of senior indebtedness.

Description of Warrants of Regency Centers, L.P.

We may issue warrants, in one or more series, for the purchase of our debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants,

•	the debt securities for which each warrant is exercisable,

•	the date or dates on which the right to exercise such warrants commence and expire,

•	the price or prices at which such warrants are exercisable,

•	the currency or currencies in which such warrants are exercisable,

•	the periods during which and places at which such warrants are exercisable,

•	the terms of any mandatory or optional call provisions,

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration,

•	the identity of the warrant agent, and

•	the exchanges, if any, on which such warrants may be listed.

You should read the particular terms of the documents pursuant to which the warrants will be issued, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED BY REGENCY CENTERS CORPORATION

Please note that in the section below, references to “we,” “our” and “us” refer only to Regency Centers Corporation and not to Regency Centers. L.P. or its subsidiaries unless the context requires otherwise.

We or any selling stockholders named in a prospectus supplement, directly or through dealers, agents or underwriters designated from time to time, may offer, issue and sell, separately or together in one or more offerings:

•	shares of our common stock,

•	shares of our preferred stock,

•	depositary shares representing shares of our preferred stock,

•	warrants to purchase our common stock, preferred stock or depositary shares,

•	purchase contracts,

•	units that include any of these securities, and

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue preferred stock, depositary shares, warrants and purchase contracts that are convertible into or exercisable or exchangeable for common or preferred stock or other securities of ours. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Capital Stock of Regency Centers Corporation

The following description of our capital stock sets forth certain general terms and provisions of the capital stock to which any prospectus supplement may relate and will apply to any capital stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of the capital stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our articles and bylaws and the Florida Business Corporation Act. See “Where You Can Find More Information” above.

General

We are authorized to issue up to:

•	150,000,000 shares of common stock, $.01 par value per share,

•	10,000,000 shares of special common stock, $.01 par value, and

•	30,000,000 shares of preferred stock, $.01 par value per share.

As of February 18, 2014, we had 92,334,251 shares of common stock issued and outstanding. We also had 10,000,000 shares of 6.625% Series 6 cumulative redeemable preferred stock (the “Series 6 Preferred Shares”) and 3,000,000 shares of 6.0% Series 7 cumulative redeemable preferred stock (the “Series 7 Preferred Shares”) issued and outstanding on that date.

All of the outstanding capital stock is, and all of the shares offered by means of this prospectus will be, fully paid and non-assessable. This means that the shares we offer will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments.

Restrictions On Ownership Of Capital Stock

In order for us to qualify as a REIT under the Internal Revenue Code:

•

not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

•

our stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year, and

•	certain other requirements must be satisfied (see “Certain Material Federal Income Tax Considerations-Requirements for Qualification as a REIT”).

To assure that five or fewer individuals do not Beneficially Own (as defined in our articles of incorporation to include ownership through the application of certain stock attribution provisions of the Code) more than 50% in value of our outstanding capital stock, our articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of certain of the attribution provisions of the Code), more than 7% by value (the “Ownership Limit”) of our outstanding capital stock. Certain existing holders specified in our articles of incorporation and those to whom Beneficial Ownership of their capital stock is attributed, whose Beneficial Ownership of capital stock exceeds the Ownership Limit (“Existing Holders”), may continue to own such percentage by value of outstanding capital stock (the “Existing Holder Limit”) and may increase their respective Existing Holder Limits through our benefit plans, dividend reinvestment plans, additional asset sales or capital contributions to us or acquisitions from other Existing Holders, but may not acquire additional shares from these sources such that the five largest Beneficial Owners of capital stock hold more than 49.5% by value of our outstanding capital stock, and in any event may not increase their respective Existing Holder Limits through acquisition of capital stock from any other sources.

In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by the REIT) is not qualifying rent for purposes of the gross income tests under the Code (see “Certain Material Federal Income Tax Considerations-Requirements for Qualification as a REIT—Income Tests”), our articles of incorporation provide that no constructive owner of our stock who owns, directly or indirectly, a 10% interest in any tenant of ours (a “Related Tenant Owner”) may own, or constructively own by virtue of certain of the attribution provisions of the Code (which differ from the attribution provisions applied to determine Beneficial Ownership), more than 9.8% by value of our outstanding capital stock (the “Related Tenant Limit”).

Our board of directors may waive the Ownership Limit, the Existing Holder Limit and the Related Tenant Limit if evidence satisfactory to the board of directors is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

Remedies.  If shares of capital stock:

•	in excess of the applicable Ownership Limit, Existing Holder Limit, or Related Tenant Limit, or

•

which (1) would cause the REIT to be beneficially owned by fewer than 100 persons (without application of the attribution rules), or (2) would result in Regency being “closely held” within the meaning of Section 856(h) of the Code, are (a) issued or transferred to any person or (b) retained by any person after becoming a Related Tenant Owner, such issuance, transfer, or retention will be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred, or retained in excess of the Ownership Limit, the Existing Holder Limit, or the Related Tenant Limit or which would otherwise jeopardize our status as a REIT (“excess shares”) will be deemed held in trust on behalf of us and for our benefit. Our board of directors will, within six months after receiving notice of such actual or proposed transfer, either:

•	direct the holder of such shares to sell all shares held in trust for Regency for cash in such manner as our board of directors directs, or

•	redeem such shares for a price equal to the lesser of:

—	the price paid by the holder from whom shares are being redeemed, and

—

the average of the last reported sales prices on the New York Stock Exchange of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by our board of directors, or if such class of capital stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices of such class of capital stock (or, if sales prices are not reported, the average of the closing bid and asked prices) on the 10 trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such class of capital stock may be traded, or if such class of capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by our board of directors as the fair market value of such class of capital stock on the relevant date.

If our board of directors directs the intended holder to sell the shares, the holder must receive the proceeds from the sale as trustee for us and pay us out of the proceeds of the sale all expenses incurred by us in connection with the sale, plus any remaining amount of the proceeds that exceeds the amount originally paid by the intended holder for such shares. The intended holder will not be entitled to distributions, voting rights or any other benefits with respect to such excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to us upon demand.

Miscellaneous.  All certificates representing capital stock will bear a legend referring to the restrictions described above. The transfer restrictions described above will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange.

Our articles of incorporation provide that every shareholder of record of more than 5% of our outstanding capital stock and every Actual Owner (as defined in our articles of incorporation) of more than 5% of our outstanding capital stock held by a nominee must give written notice to us of information specified in our articles of incorporation within 30 days after December 31 of each year. In addition, each Beneficial Owner of capital stock and each person who holds capital stock for a Beneficial Owner must provide to us such information as we may request, in good faith, in order to determine our status as a REIT.

The ownership limitations described above may have the effect of precluding acquisition of control of Regency by a third party even if our board of directors determines that maintenance of REIT status is no longer in our best interests. Our board of directors has the right under our articles of incorporation (subject to contractual restrictions, including covenants made to the lenders under our line of credit) to revoke our REIT status if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in our articles of incorporation will remain in effect. Any change in the ownership limitations would require an amendment to our articles.

Certain Provisions Of Florida Law And Of Our Articles Of Incorporation And Bylaws

We have summarized certain terms and provisions of Florida law and our articles of incorporation and bylaws that could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Advance Notice Provisions For Shareholder Nominations and Shareholder Proposals.

Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of our shareholders. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to us no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with this deadline.

The purpose of requiring shareholders to give advance notice of nominations and other business is to afford our board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give the board any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring the third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

Certain Provisions of Florida Law

We are subject to anti-takeover provisions that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

Subject to certain exceptions, the Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a “control share acquisition” unless:

•	the board of directors approves the control share acquisition; or

•

the holders of a majority of the corporation’s voting shares (excluding shares held by the acquiring party or officers or inside directors of the corporation) approve the granting of voting rights to the acquiring party.

A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

•	1/5 or more but less than 1/3;

•	1/3 or more but less than a majority; and

•	a majority or more.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless:

•	the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;

•	the corporation has not had more than 300 shareholders of record during the three years preceding the “affiliated transaction”;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years;

•

the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);

•

consideration is paid to the holders of the corporation’s shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation’s shares in the last two years or fair market value, and other specified conditions are met; or

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder.

An “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company’s outstanding voting shares.

Indemnification and Limitation of Liability

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification of our directors and executive officers under Florida law. The indemnification agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his or her official capacity. The officer or director must repay such expenses if it is subsequently found that the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of our assets under Florida law and willful misconduct or conscious disregard for our best interests.

Our bylaws provide for the indemnification of directors, former directors, executive officers and former executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interest of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Description of Series 6 Preferred Stock

Ranking

The Series 6 Preferred Shares rank senior to our common stock and to any other of our future equity securities that we may later authorize or issue that by their terms rank junior to the Series 6 Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series 6 Preferred Shares rank pari passu with any Parity Preferred Shares (i.e., our outstanding Series 7 Preferred Shares and any future equity securities that we may later authorize or issue that by their terms are on a parity with the Series 6 Preferred Shares). The Series 6 Preferred Shares rank junior to any equity securities that we may later authorize or issue that by their terms rank senior to the Series 6 Preferred Shares. Any such authorization or issuance of senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding Series 6 Preferred Shares and other Parity Preferred Shares voting as a class. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series 6 Preferred Shares rank junior to all of our existing and future indebtedness.

Dividends

Holders of the Series 6 Preferred Shares will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.625% per annum of the $25.00 per share liquidation preference (equivalent to $1.65625 per annum per Series 6 Preferred Share). Such dividends will be cumulative from the date of original issuance and will be payable quarterly in arrears on or about each March 31, June 30, September 30 and December 31 (each, a “dividend payment date”). Quarterly dividends on the Series 6 Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months, and dividends for any partial dividend period will be computed on the basis of the ratio of the actual number of days elapsed in such period to 90 days. We will pay dividends to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our Board of Directors for the payment of dividends that is not more than 30 business days nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). If any dividend payment date falls on a day which is not a business day, then payment of the dividend will be made on the next day that is a business day without interest in respect of such delay; however, the dividend will be paid on the previous business day if the next business day would fall in a different calendar year.

When dividends are not paid in full upon the Series 6 Preferred Shares and any other shares of our preferred stock ranking on a parity as to dividends with the Series 6 Preferred Shares (including the Parity Preferred Shares), all dividends declared upon the Series 6 Preferred Shares and any other preferred stock ranking on a parity as to dividends with the Series 6 Preferred Shares must be declared pro rata based on the ratio that the accrued dividends per share on the Series 6 Preferred Shares and such other preferred stock bear to each other. Except as set forth in the preceding sentence, unless full dividends on the Series 6 Preferred Shares and any other shares of our preferred stock ranking on a parity as to dividends with the Series 6 Preferred Shares have been paid or funds have been set apart for the payment therefor for all past dividend periods, no dividend or distribution may be declared or paid or funds set aside for payment on our common stock or on other shares of our capital stock ranking junior to the Series 6 Preferred Shares as to dividends, nor may any Series 6 Preferred Shares or shares of our capital stock ranking junior to or on a parity with the Series 6 Preferred Shares as to dividends be redeemed. The foregoing sentence does not prohibit (A) dividends or distributions payable in the form of common stock or other shares of our capital stock ranking junior to the Series 6 Preferred Shares as to dividends (“Junior Stock”), (B) conversions of Junior Stock or capital stock ranking on a parity with the Series 6 Preferred Shares into Junior Stock, (C) acquisitions of capital stock required to preserve our status as a real estate investment trust pursuant to our articles of incorporation, (D) acquisitions of Junior Stock for purposes of our employee or director benefit plans, and (E) purchases or acquisitions of Series 6 Preferred Shares pursuant to a purchase or an exchange offer that is made on the same terms to all holders of Series 6 Preferred Shares.

No dividends on the Series 6 Preferred Shares may be declared by our Board of Directors or paid or funds set aside for payment by us at any time if the terms and provisions of any agreement to which we are or will be a party, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting aside funds for payment or provide that such declaration, payment or setting aside funds for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law. Under the loan agreement relating to our bank credit facilities, distributions to our shareholders, including holders of our preferred stock, may be restricted in the event of non-monetary defaults. In the event of any monetary default under our bank credit facilities, we may not make dividends or distributions to shareholders, including holders of our preferred stock.

Notwithstanding the foregoing, dividends on the Series 6 Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, whether or not the terms of any agreement prohibit the current payment of dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series 6 Preferred Shares will not bear interest. Holders of the Series 6 Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of the Series 6 Preferred Shares are entitled to be paid, out of our assets legally available for distribution to our shareholders, a liquidating distribution in cash or property at fair market value as determined by our Board of Directors equal to a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other capital shares that rank junior to the Series 6 Preferred Shares as to liquidation rights. The rights of holders of Series 6 Preferred Shares to receive their liquidation preference would be subject to preferential rights of any series of equity securities that is senior to the Series 6 Preferred Shares. Written notice will be given to each holder of record of Series 6 Preferred Shares of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series 6 Preferred Shares will have no right or claim to any of our remaining assets.

In the event that there are insufficient assets to permit full payment of liquidating distributions with respect to the Series 6 Preferred Shares and any preferred stock which ranks equally as to liquidation rights with the Series 6 Preferred Shares (including the Parity Preferred Shares), then such liquidating distributions will be made pro rata among the Series 6 Preferred Shares and such other preferred stock.

For purposes of liquidation rights, a merger or other business combination of Regency Centers Corporation with or into another business entity or the sale of all or substantially all of the assets of Regency Centers Corporation is not a liquidation, dissolution or winding up of Regency Centers Corporation.

Redemption

We may not redeem the Series 6 Preferred Shares prior to February 16, 2017, except as described under “—Special Optional Redemption” and “—Restrictions on Ownership of Capital Stock.” On and after February 16, 2017, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series 6 Preferred Shares, in whole or from time to time in part, by paying $25.00 per share (equal to the liquidation preference), plus any accrued and unpaid dividends to, but not including, the date of redemption.

We will give notice of redemption by publication in a newspaper of general circulation in The City of New York and by mail to each holder of record of Series 6 Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series 6 Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series 6 Preferred Shares to be redeemed;

•	the place or places where the Series 6 Preferred Shares are to be surrendered for payment; and

•	that dividends on the Series 6 Preferred Shares to be redeemed will cease to accrue immediately prior to the redemption date.

If we redeem fewer than all of the Series 6 Preferred Shares, the notice of redemption mailed to each shareholder of record will also specify the number of Series 6 Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series 6 Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose in our sole discretion.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series 6 Preferred Shares called for redemption, then from and after the redemption date, those Series 6 Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series 6 Preferred Shares will terminate. The holders of those Series 6 Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through the redemption date.

The holders of Series 6 Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series 6 Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series 6 Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series 6 Preferred Shares to be redeemed.

The Series 6 Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “—Restrictions on Ownership of Capital Stock.” In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series 6 Preferred Shares will be subject to the restrictions on ownership and transfer in our articles of incorporation.

Subject to applicable law and other limitations on redemptions or repurchases while dividends on the Series 6 Preferred Shares or other Parity Preferred Shares are in arrears, we may purchase Series 6 Preferred Shares in the open market, by tender or by private agreement. We are permitted to return any Series 6 Preferred Shares that we reacquire to the status of authorized but unissued preferred stock without designation as to series.

Unless full cumulative dividends on all Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares have been or contemporaneously are declared and paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment for all past dividend periods, no Series 6 Preferred Shares or other equity securities ranking on parity with the Series 6 Preferred Shares may be redeemed unless all outstanding Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares are simultaneously redeemed; provided, however, that we may redeem or purchase Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares as described under “—Restrictions on Ownership of Capital Stock” in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares. In addition, unless full cumulative dividends on all Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment for all past dividend or distribution periods, we may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any Series 6 Preferred Shares or other equity securities ranking on parity with the Series 6 Preferred Shares (except by conversion into or exchange for equity securities ranking junior to the Series 6 Preferred Shares as to distributions and upon liquidation or by redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services); provided, however, that we may purchase or acquire Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares for the purpose of preserving our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 6 Preferred Shares and Parity Preferred Shares.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series 6 Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share (equal to the liquidation preference), plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series 6 Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series 6 Preferred Shares will not have the conversion right described below under “—Conversion Rights.”

We will mail to you, if you are a record holder of the Series 6 Preferred Shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series 6 Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series 6 Preferred Shares to be redeemed;

•	the place or places where the certificates for the Series 6 Preferred Shares, if any, are to be surrendered for payment;

•

that the Series 6 Preferred Shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of the Series 6 Preferred Shares to which the notice relates will not be able to tender such Series 6 Preferred Shares for conversion in connection with the Change of Control and each Series 6 Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the Series 6 Preferred Shares to be redeemed will cease to accrue immediately prior to the redemption date.

If we redeem fewer than all of the Series 6 Preferred Shares, the notice of redemption mailed to each shareholder of record will also specify the number of Series 6 Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series 6 Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series 6 Preferred Shares called for redemption, then from and after the redemption date, those Series 6 Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series 6 Preferred Shares will terminate. The holders of those Series 6 Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through the redemption date.

The holders of Series 6 Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series 6 Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series 6 Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series 6 Preferred Shares to be redeemed.

Unless full cumulative dividends on all Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares have been or contemporaneously are declared and paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment for all past dividend or distribution periods, no Series 6 Preferred Shares or other equity securities ranking on parity with the Series 6 Preferred Shares may be redeemed unless all outstanding Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares are simultaneously redeemed; provided, however, that we may redeem or purchase Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares as described under “—Restrictions on Ownership of Capital Stock” in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares. In addition, unless full cumulative dividends on all Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment for all past dividend or distribution periods, we may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any Series 6 Preferred Shares or other equity securities ranking on parity with the Series 6 Preferred Shares (except by conversion into or exchange for equity securities ranking junior to the Series 6 Preferred Shares as to dividends or distributions and upon liquidation or by redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services); provided, however, that we may purchase or acquire Series 6 Preferred Shares and other equity securities ranking on parity with the Series 6 Preferred Shares for the purpose of preserving our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series 6 Preferred Shares and Parity Preferred Shares.

Any Series 6 Preferred Shares that we reacquire will have the status of authorized but unissued preferred shares without designation as to series.

A “Change of Control” is when, after the original issuance of the Series 6 Preferred Shares, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our Company entitling that person to exercise more than 50% of the total voting power of all shares of our Company entitled to vote generally in elections of Directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series 6 Preferred Shares will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series 6 Preferred Shares as described under “— Redemption” or “— Special Optional Redemption,” to convert some or all of the Series 6 Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of our common stock per Series 6 Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control

Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series 6 Preferred Share dividend payment and prior to the corresponding Series 6 Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and

•	1.1497 (i.e., the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 11,497,000 common stock (or equivalent Alternative Conversion Consideration, as applicable) and subject to provisions for the receipt of Alternative Conversion Consideration (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series 6 Preferred Shares will receive upon conversion of such Series 6 Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series 6 Preferred Shares will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional common stock upon the conversion of the Series 6 Preferred Shares. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series 6 Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series 6 Preferred Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series 6 Preferred Shares, holders will not be able to convert Series 6 Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series 6 Preferred Share;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series 6 Preferred Shares must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc. Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series 6 Preferred Shares.

To exercise the Change of Control Conversion Right, a holder of Series 6 Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series 6 Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of Series 6 Preferred Shares to be converted; and

•	that the Series 6 Preferred Shares are to be converted pursuant to the applicable provisions of the Series 6 Preferred Shares.

The “Change of Control Conversion Date” is the date the Series 6 Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice of occurrence of a Change of Control described above to the holders of Series 6 Preferred Shares.

The “Common Share Price” will be: (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (ii) the average of the closing prices for our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common stock is other than solely cash.

Holders of Series 6 Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn Series 6 Preferred Shares;

•	if certificated Series 6 Preferred Shares have been issued, the certificate numbers of the withdrawn Series 6 Preferred Shares; and

•	the number of Series 6 Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series 6 Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (“DTC”).

Series 6 Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series 6 Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series 6 Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series 6 Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series 6 Preferred Shares into our common shares. Notwithstanding any other provision of the Series 6 Preferred Shares, no holder of Series 6 Preferred Shares will be entitled to convert such Series 6 Preferred Shares for our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our articles of incorporation, unless we provide an exemption from this limitation for such holder. See “—Restrictions on Ownership of Capital Stock.”

Except as provided above in connection with a Change of Control, the Series 6 Preferred Shares are not convertible into or exchangeable for any other securities or property.

Voting Rights

On any matter on which the Series 6 Preferred Shares may vote (as expressly provided herein or as may be required by law), each Series 6 Preferred Share will be entitled to one vote.

Articles of Incorporation. The affirmative vote of the holders of at least two-thirds of the voting power entitled to be cast by the holders of the Series 6 Preferred Shares and all other preferred shares upon which like voting rights have been conferred and are exercisable, including without limitation, the Parity Preferred Shares (the “Parity Voting Securities”), voting together as a single class, is necessary to effect either of the following:

(1) designate, create or increase the authorized amount of any class or series of shares ranking senior to the Series 6 Preferred Shares or reclassify any authorized shares into such senior shares; provided, however, that no such vote shall be required if (A) at or prior to the time of the action with respect to which such vote would be required, provision is made for the redemption of all Series 6 Preferred Shares and no portion of the redemption price will be paid from the proceeds of such senior shares or (B) the holders of the Series 6 Preferred Shares have previously voted to grant authority to our Board of Directors to create such senior shares in accordance with Florida law; or

(2) amend, alter or repeal our articles of incorporation, whether in connection with a merger, consolidation, transfer or lease of our assets substantially as an entirety, or otherwise (an “Event”), that materially and adversely affects the powers, rights, preferences, privileges or voting power of the holders of the Series 6 Preferred Shares; provided, however, that the amendment of our articles of incorporation (A) to authorize or create or increase the authorized amount of any shares ranking junior to or on a parity with the Series 6 Preferred Shares or (B) with respect to the occurrence of any Event, so long as we are the surviving entity and the Series 6 Preferred Shares remain outstanding with the terms thereof unchanged or the surviving entity is a domestic corporation which substitutes Series 6 Preferred Shares for other preferred stock having substantially the same rights and terms as the Series 6 Preferred Shares, shall not in either case be deemed to materially and adversely affect the powers, rights, preferences, privileges or voting powers of the holders of Series 6 Preferred Shares.

The affirmative vote of the holders of at least a majority of the voting power entitled to be cast by the holders of the Series 6 Preferred Shares and the Parity Voting Securities, voting together as a single class, is also required to amend our articles of incorporation to increase the authorized amount of our preferred stock (unless junior to the Series 6 Preferred Shares).

In addition, if and when dividends on the Series 6 Preferred Shares have not been declared or paid for at least six dividend payment periods, whether or not consecutive, all holders of Series 6 Preferred Shares, together with all holders of the other Parity Voting Securities, voting together as a single class without regard to class or series, will be entitled to elect a total of two additional members to our Board of Directors by a plurality of votes (assuming the presence of a quorum), and not cumulatively. Each holder of record of Parity Voting Securities will be entitled to one vote for each $25.00 of liquidation preference. This voting right will vest and any such nominated directors will serve until all accrued and unpaid dividends on the outstanding Series 6 Preferred Shares and Parity Voting Securities have been paid or a sufficient sum set aside for payment thereof.

Florida law. Without limiting the provisions described above, under Florida law, holders of our preferred stock, including the Series 6 Preferred Shares, will be entitled to vote as a single class on any amendment to our articles of incorporation, whether or not they are entitled to vote thereon by our articles of incorporation, if the amendment would:

(1) effect an exchange or reclassification of all or part of the shares of such class into shares of another class;

(2) effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of such class;

(3) change the designation, rights, preferences or limitations of all or part of the shares of such class;

(4) change the shares of all or part of such class into a different number of shares of the same class;

(5) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of such class;

(6) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of such class;

(7) limit or deny an existing preemptive right of all or part of the shares of such class; or

(8) cancel or otherwise affect rights to distributions or dividends that have accrued but not yet been declared on all or part of the shares of such class.

Any such amendment requires the affirmative vote of a majority of the votes cast by the holders of preferred stock with respect to the amendment. However, if the amendment would create dissenters’ rights of appraisal, adoption of the amendment requires the affirmative vote of a majority of the votes entitled to be cast by the holders of preferred stock.

Description of Series 7 Preferred Stock

The Series 7 Preferred Shares have the same terms as the Series 6 Preferred Shares except for the following:

1.	Holders of the Series 7 Preferred Shares will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for payment of dividends, cumulative preferential cash dividends at the rate of 6.000% per annum of the $25.00 per share liquidation preference (equivalent to $1.50 per annum per Series 7 Preferred Share).

2.	We may not redeem the Series 7 Preferred Shares prior to August 23, 2017, except as described under “-Special Optional Redemption” and “-Restrictions on Ownership of Capital Stock.”

3.	The Share Cap for conversion rights for the Series 7 Preferred Shares is 1.0419. The aggregate number of our common shares issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series 7 Preferred Shares initially offered will not exceed 3,125,700 common shares (or equivalent Alternative Conversion Consideration, as applicable) and subject to the provisions for the receipt of Alternative Conversion Consideration.

Description of Common Stock of Regency Centers Corporation

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. All actions submitted to a vote of shareholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

Holders of common stock are entitled to receive dividends in cash or in property on an equal share-for-share basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock.

In the event of the liquidation of our company, all holders of common stock will participate on an equal share-for-share basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of common stock are not entitled to preemptive rights, and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we have designated or may designate in the future. The rights of preferred shareholders may adversely affect the rights of the common shareholders.

Special Common Stock

Under our articles of incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of special common stock from time to time in one or more classes or series. As of February 18, 2014, no shares of special common stock were outstanding.

The following is a description of the general terms and provisions of our special common stock. We will describe the particular terms of any class or series of special common stock we offer in the applicable prospectus supplement. You should review our articles of incorporation and the applicable amendment to our articles creating any special common stock we offer (which will be described in more detail in the applicable prospectus supplement).

The special common stock will bear dividends in such amounts as our board may determine with respect to each class or series. Dividends on any class or series of special common stock must be pari passu with dividends on our common stock. This means that we cannot pay dividends on the special common stock without also paying dividends on an equal basis on our common stock. Upon the liquidation, dissolution or winding up of the company, the special common stock will participate on an equal basis with the common stock in liquidating distributions.

Shares of special common stock will have one vote per share and vote together with the holders of common stock (and not separately as a class except where otherwise required by law), unless the board of directors creates classes or series with more limited voting rights or without voting rights. The board will have the right to determine whether shares of special common stock may be converted into shares of any other class or series or be redeemed, and, if so, the redemption price and the other terms and conditions of redemption, and to determine such other rights as may be allowed by law. Holders of special common stock will not be entitled, as a matter of right, to preemptive rights.

Because we expect special common stock to be closely held as a general rule, we anticipate that most classes or series would be convertible into common stock for liquidity purposes.

The special common stock offered hereby will be issued in one or more classes or series. The applicable prospectus supplement will describe the following terms of the class or series of special stock offered thereby:

1.	the designation of the class or series and the number of shares offered;

2.	the initial public offering price at which the class or series will be issued;

3.	the dividend rate (or method of calculation);

4.	any redemption or sinking fund provisions;

5.	any conversion or exchange rights;

6.	any voting rights;

7.	any listing of the special common stock on any securities exchange;

8.	a discussion of federal income tax considerations applicable to the class or series;

9.	any limitations on issuance of any class or series of stock ranking senior to or on a parity with the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

10.	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT for federal tax purposes; and

11.	any other specific terms, preferences, rights, limitations or restrictions of the class or series.

Transfer Agent

The transfer agent for our common stock is Wells Fargo Bank, N.A., South St. Paul, MN.

Description of Preferred Stock of Regency Centers Corporation

General

The following is a description of the general terms and provisions of our preferred stock. We will describe the particular terms of any class or series of preferred stock we offer in the applicable prospectus supplement. You should review our articles of incorporation and the applicable amendment to our articles creating any preferred stock we offer (which will be described in more detail in the applicable prospectus supplement).

Our board of directors has the ability to issue from time to time up to 30,000,000 shares of preferred stock in one or more classes or series, without shareholder approval. The board of directors may, by adopting an amendment to our articles of incorporation, designate for the class or series:

•	the number of shares and name of the class or series;

•	the dividend rights and preferences, if any;

•	liquidation preferences and the amounts payable on liquidation or dissolution;

•	redemption terms, if any;

•	the voting powers of the series, including the right to elect directors, if any;

•	the terms upon which the class or series may be converted into any other class or series of our stock, including our common stock; and

•	any other terms that are not prohibited by law.

It is impossible for us to state the actual effect on existing shareholders if the board of directors designates any class or new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the class or series have been designated. The issuance of preferred stock could adversely affect the voting power, cash available for dividends, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt.

Preferred Stock Offered

The preferred stock that may be offered will be issued in one or more classes or series. The preferred stock will have the dividend, liquidation, redemption, voting and other rights described below. The applicable prospectus supplement will describe the following terms of the class or series of preferred stock offered thereby:

1.	the designation of the class or series and the number of shares offered;

2.	the liquidation preference of the class or series;

3.	the initial public offering price at which the class or series will be issued;

4.	the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will begin to accumulate, if any;

5.	any redemption or sinking fund provisions;

6.	any conversion or exchange rights;

7.	any voting rights;

8.	any listing of the preferred stock on any securities exchange;

9.	a discussion of federal income tax considerations applicable to the class or series;

10.	the relative ranking and preferences of the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

11.	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

12.	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT for federal tax purposes.

Rank

The preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution and winding up, rank prior to the common stock (including any special common stock) and all other classes and series of our equity securities hereafter authorized, issued or outstanding, other than any classes or series of our equity securities which by their terms specifically provide for a ranking on a parity with (the “parity stock”) or senior to (the “senior stock”) the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up. We sometimes refer collectively to the common stock and the other classes and series of equity securities that are not senior stock or parity stock as the “junior stock.” The preferred stock will be on a parity with our Series 6 and Series 7 preferred stock if our board of directors specifically makes it on a parity with these series of preferred stock. Otherwise, the preferred stock will be junior to these series of preferred stock. The preferred stock will be junior to all our outstanding debt. The preferred stock will be subject to future creation of senior stock, parity stock and junior stock to the extent not expressly prohibited by the amendment to our articles of incorporation that designates the class or series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, dividends or distributions in cash, property or our other assets or securities or from any other source as our board of directors determines, in its discretion, and at such dates and at such rates per share per year as described in the applicable prospectus supplement. The dividend rate may be fixed or variable, or both. Each declared dividend will be payable to holders of record as they appear at the close of business on our books on record dates determined by our board of directors.

Dividends on a class or series of preferred stock may be cumulative or non-cumulative. If dividends on a class or series of preferred stock are non-cumulative and if our board of directors fails to declare a dividend for a dividend period with respect to the class or series, then holders of the class or series will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared payable on any future dividend payment dates. If dividends on a class or series of preferred stock are cumulative, the dividends on the shares will accrue from and after the date set forth in the applicable prospectus supplement.

No full dividends will be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the class or series of preferred stock offered by the applicable prospectus supplement for any period unless full dividends for the immediately preceding dividend period on such preferred stock (including any accumulation of unpaid dividends for prior dividend periods, if dividends on such preferred stock are cumulative) have been or are contemporaneously declared and paid or are declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) on such preferred stock and any of our parity stock ranking on a parity as to dividends with such preferred stock, dividends on such preferred stock and dividends on such parity stock will be declared pro rata so that the amount of dividends declared per share on such preferred stock and such parity stock will in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such preferred stock (including any accumulation of unpaid dividends for prior dividend periods, if dividends on such preferred stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such parity stock, bear to each other. No interest, or sum of money in lieu of interest, will be payable with respect to any dividend payment(s) on preferred stock that may be in arrears.

Unless full dividends on the class or series of preferred stock offered by the applicable prospectus supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation of unpaid dividends for prior dividend periods, if dividends on such preferred stock are cumulative):

•	we may not declare, set aside or pay any cash dividend or distribution (other than in shares of junior stock) on the junior stock;

•

we may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of our junior stock (or pay any amounts into a sinking fund for the redemption of any shares of our junior stock) except by conversion into or exchange for junior stock; and

•

we may not, directly or indirectly, repurchase, redeem or otherwise acquire any such preferred stock or any stock ranking on parity with such preferred stock (or pay any amounts into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of such preferred stock and such parity stock (except by conversion into or exchange for junior stock).

The limitations described above will not apply to:

•	payments in lieu of fractional shares in connection with a merger, stock dividend or similar event; or

•	any redemption necessary in order to preserve our status as a REIT.

Any dividend payment made on a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the class or series.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of a class or series of preferred stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of

•	any preferred stock junior on our liquidation, dissolution or winding up, or

•	our common stock (including any special common stock),

to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable prospectus supplement, plus accrued and unpaid dividends for the then-current dividend period (including any accumulation of unpaid dividends for prior dividend periods, if dividends on the class or series of preferred stock are cumulative). The liquidation preference is not indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

If the amounts available for distribution with respect to a class or series of preferred stock and all other outstanding parity stock are not sufficient to satisfy the full liquidation rights of all such parity stock outstanding, then the holders of each class or series will share ratably in any such distribution of assets in proportion to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distribution, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Redemption

The terms, if any, on which preferred stock of any class or series may be redeemed will be set forth in the applicable prospectus supplement. These terms will include:

•	whether the shares are redeemable at our election or the election of the holder or are mandatorily redeemable on a specified date or the occurrence of a specified event;

•	the redemption price (or the manner of calculating the redemption price), including any premium over the liquidation preference per share;

•	whether the redemption price will be payable in cash or other consideration;

•	the redemption date or dates;

•	redemption notice requirements;

•	other procedures for redemption, including the manner for selecting shares to be redeemed if fewer than all shares of the class or series are to be redeemed; and

•

when, where and how we must make a deposit of the redemption price in order for the shares called for redemption to be deemed no longer outstanding and the date as of which they will cease to be deemed outstanding if we comply with these provisions.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred stock will be convertible into our common stock will be set forth in the applicable prospectus supplement. These terms will include:

•	the number of shares of common stock into which the preferred stock is convertible;

•	the conversion price (or manner of calculating the conversion price);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of such preferred stock.

Voting

The preferred stock of a class or series will not be entitled to vote, except (1) as described in the applicable prospectus supplement or (2) as required by Florida law.

If we apply to list a class or series of preferred stock on the New York Stock Exchange, the class or series will have the voting rights then required as a condition of listing. Voting rights required by the New York Stock Exchange as of the date of this prospectus include the following rights:

•

The affirmative vote of the holders of at least two-thirds of the voting power entitled to be cast by the holders of the listed class or series of preferred stock and all other preferred shares upon which like voting rights have been conferred and are exercisable, voting together as a single class, will be necessary to effect either of the following:

•	designate, create or increase the authorized amount of any class or series of shares ranking senior to the listed class or series; but no such vote will be required if:

•

at or prior to the time of the action with respect to which such vote would be required, provision is made for the redemption of all outstanding shares of the listed class or series and no portion of the redemption price will be paid from the proceeds of such senior stock; or

•	the holders of the listed class or series have previously voted to grant authority to the board of directors to create such senior shares in accordance with Florida law; or

•	amend, alter or repeal the articles of incorporation in a manner that would materially and adversely affect existing terms of the preferred stock.

•

The affirmative vote of the holders of at least a majority of the voting power entitled to be cast by the holders of the listed class or series preferred stock and the parity voting securities, voting together as a single class, will be required to amend the articles of incorporation to increase the authorized amount of preferred stock (unless junior to the listed class or series).

•

If and when dividends on the listed class or series of preferred stock have not been declared or paid for at least six dividend payment periods, whether or not consecutive, all holders of the class or series, together with all holders of the other parity voting securities, voting together as a single class without regard to class or series, must be entitled to elect a total of two members of the board of directors. This voting right must vest and any directors so elected must have the right to serve until all accumulated and unpaid dividends on the outstanding shares of the listed class or series and other parity voting securities have been paid or a sufficient sum set aside for payment thereof.

Under Florida law in effect on this date of this prospectus, holders of our preferred stock will be entitled to vote as a single class on any amendment to our articles of incorporation, whether or not our articles expressly give them voting rights, if the amendment would:

•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of the class;

•	change the designation, rights, preferences or limitations of all or part of the shares of the class;

•	change the shares of all or part of the class into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of the class;

•

increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

Any such amendment would require the affirmative vote of a majority of the votes cast by the holders of preferred stock with respect to the amendment. However, if the amendment would create dissenters’ rights of appraisal, adoption of the amendment would require the affirmative vote of a majority of the votes entitled to be cast by the holders of preferred stock. If the amendment would affect a series of preferred stock in one or more of the ways described above in a substantially different way than any other series, the series so affected will be entitled to vote as a separate class on the amendment.

No Other Rights

The shares of a class or series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or described in the applicable prospectus supplement, set forth in the applicable amendment to our articles designating the class or series or as otherwise required by law.

Transfer Agent

The transfer agent for each series of preferred shares will be Wells Fargo Bank, N.A., South St. Paul, MN, unless a different transfer agent is named in the applicable prospectus supplement.

Description of Depository Shares of Regency Centers Corporation

We may, at our option, elect to offer fractional interests in shares of preferred stock rather than a full share of preferred stock. In that event, receipts (“depositary receipts”) will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the applicable prospectus supplement.

Any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby, including dividend and liquidation rights and any right to convert the preferred stock into shares of our capital stock of a different class or series.

We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement.

Description of Warrants of Regency Centers Corporation

We may issue warrants, in one or more series, for the purchase of our common stock, preferred stock or depositary shares. Warrants may be issued independently or together with our common stock, preferred stock or depositary shares and may be attached to or separate from any offered securities.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue shares of stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants,

•	the stock for which each warrant is exercisable,

•	the date or dates on which the right to exercise such warrants commence and expire,

•	the price or prices at which such warrants are exercisable,

•	the currency or currencies in which such warrants are exercisable,

•	the periods during which and places at which such warrants are exercisable,

•	the terms of any mandatory or optional call provisions,

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration,

•	the identity of the warrant agent, and

•	the exchanges, if any, on which such warrants may be listed.

You should read the particular terms of the documents pursuant to which the warrants will be issued, which will be described in more detail in the applicable prospectus supplement.

Description of Purchase Contracts of Regency Centers Corporation

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, debt or equity securities issued by us, Regency Centers, L.P. or securities of third parties or any combination of such securities at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of purchase contracts. These payments may be unsecured or prefunded on a basis to be specified in the prospectus supplement relating to the purchase contracts.

The applicable prospectus supplement will describe the terms of any purchase contract. The purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

Description of Units of Regency Centers Corporation

We may issue units consisting of one or more purchase contracts, warrants, shares of preferred stock, depositary shares, shares of common stock, debt securities of Regency Centers, L.P. or any combination of such securities. The applicable prospectus supplement will describe the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately. You should read the particular terms of the documents pursuant to which the units will be issued, which will be described in more detail in the applicable prospectus supplement.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 which are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis through one or more agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

If we use an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the applicable prospectus supplement. We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

Unless we specify otherwise in the related prospectus supplement, each series of securities offered will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in a series of offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of a series of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their respective associates may be customers of, and/or engage in transactions with and perform services for, us in the ordinary course of business.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the securities offered by this prospectus. This summary is for general information only and is not intended to be, nor should it be construed as, tax advice.

The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service (“IRS”) and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS concerning the treatment of the securities, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

Prospective investors are urged to consult their tax advisors regarding the tax consequences to them of:

•	the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

This general discussion of certain United States federal income tax considerations may be relevant to prospective investors who acquire the securities upon their initial issuance at the issue price (which will be set forth on the cover of the related prospectus supplement) for cash and hold the securities as a “capital asset,” which generally consists of property held for investment, as defined in Code Section 1221. This discussion does not address any state, local or foreign tax consequences associated with the ownership of the securities or any federal tax consequences arising out of any tax other than income tax. In addition, this summary does not consider all of the rules which may be relevant in determining the United States federal income tax treatment of an investment in the securities based on a prospective investor’s particular circumstances. For example, this general discussion does not address tax considerations which may be applicable to prospective investors receiving special treatment under the United States federal income tax laws, including:

•	broker-dealers or dealers in securities or currencies;

•	S corporations;

•	banks, thrifts or other financial institutions;

•	regulated investment companies or REITs;

•	insurance companies;

•	tax-exempt organizations;

•	persons subject to the alternative minimum tax provisions of the Code.

•	persons who hold the securities as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	persons who hold the securities through a partnership or other pass-through entity;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons deemed to sell the securities under the constructive sale provisions of the Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	except to the extent specifically discussed below, non-United States holders (as defined below);

•	United States expatriates; or

•	holders who receive our securities through the exercise of employee stock options or otherwise as compensation.

General REIT Discussion

Regency Centers Corporation made an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1993. Regency Centers Corporation believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code for such taxable year and all subsequent taxable years to date, and it intends to continue to operate in such a manner in the future. However, no assurance can be given that Regency Centers Corporation will operate in a manner so as to qualify or remain qualified as a REIT.

The following sets forth only a summary of the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders.

It is the opinion of Foley & Lardner LLP that Regency Centers Corporation has been organized in conformity with the requirements for qualification and taxation as a REIT commencing with Regency Centers Corporation’s taxable year that ended December 31, 1993 and for all subsequent taxable years to date, and its method of operation will enable it to continue to be taxed as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Regency Centers Corporation as to factual matters including, but not limited to, those set forth below in this discussion of “Certain Material Federal Income Tax Considerations,” those concerning its business and properties, and certain matters relating to the Regency Centers Corporation’s manner of operation, is not binding on the IRS and speaks as of the date issued. Foley & Lardner LLP is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. The qualification and taxation as a REIT depends upon Regency Centers Corporation’s ability to meet, through actual annual (and in some cases quarterly) operating results, the various income, asset, distribution, stock ownership and other tests discussed below, the results of which will not be reviewed by nor be under the control of Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of Regency Centers Corporation’s operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see “— Failure to Qualify.”

Taxation of Regency Centers Corporation

As a REIT, Regency Centers Corporation generally is not subject to federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from an investment in a corporation. Accordingly, income generated by us generally will be subject to taxation solely at the shareholder level upon distribution. However, Regency Centers Corporation will be subject to federal income tax in the following circumstances.

First, Regency Centers Corporation will be taxed at regular corporate rates on any REIT taxable income, including net capital gains that we do not distribute to shareholders during, or within the applicable time period after, the calendar year in which it is earned.

Second, under certain circumstances, Regency Centers Corporation may be subject to the “corporate alternative minimum tax” on its items of tax preference which it does not distribute or allocate to its shareholders.

Third, if Regency Centers Corporation has (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by Regency Centers Corporation by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

Fourth, if Regency Centers Corporation has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

Fifth, if Regency Centers Corporation fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintains its qualification as a REIT because other requirements are met, Regency Centers Corporation will pay a 100% tax on (1) the gross income attributable to the greater of the amount by which Regency Centers Corporation fails, respectively, the 75% or 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect Regency Centers Corporation’s profitability.

Sixth, if Regency Centers Corporation fails, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continues to qualify as a REIT because Regency Centers Corporation qualifies under certain relief provisions, it may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or it otherwise returns to compliance with the asset test.

Seventh, if Regency Centers Corporation fails to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT’s election in such year if the failure is due to reasonable cause and not due to willful neglect, but it would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

Eighth, if Regency Centers Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4% non-deductible excise tax on the excess of such required distribution over the amounts actually distributed.

Ninth, Regency Centers Corporation will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Regency Centers Corporation, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

Tenth, if Regency Centers Corporation acquires any asset from a C corporation (that is, a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Regency Centers Corporation’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and it recognizes gain on the disposition of such asset during the 10-year period (or such other period as may be provided from time to time in the Code) beginning on the date on which such asset was acquired by it, then, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of acquisition by it over the adjusted basis in the property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The rule described above with respect to the recognition of “built-in gain” will apply assuming that an election is not made pursuant to Section 1.337(d)-7 of the Treasury Regulations to treat the asset as having been sold by the C corporation for fair market value immediately before the acquisition by it.

Eleventh, Regency Centers Corporation may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid. A non-U.S. shareholder would be taxed in the manner described below in “—U.S. Taxation of Non-U.S. Shareholders.”

Twelfth, Regency Centers Corporation may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders.

In addition, Regency Realty Group, Inc. and its subsidiaries (collectively, the “Management Company”) (which is treated as a separate entity for federal income tax purposes, although its results are consolidated with those of the Company for financial reporting purposes) is taxed on its income at regular corporate rates. Moreover, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes.

Requirements for Qualification as a REIT

A REIT is defined in the Code as a corporation, trust or association:

1.	which is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

4.	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution);

6.	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for “five or fewer” individuals (as defined in the Code to include certain entities);

7.	which meets certain income and asset tests described below and

8.	which makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Regency Centers Corporation has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). Regency Centers Corporation’s articles of incorporation provide restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. Moreover, if Regency Centers Corporation complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, it will be treated as having met the “five or fewer” requirement. If Regency Centers Corporation were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If Regency Centers Corporation’s failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if Regency Centers Corporation’s failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

In addition, Regency Centers Corporation must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

Regency Centers Corporation owns, and intends to continue to own, its properties through its operating partnership, Regency Centers, L.P. (the “Partnership”), of which Regency Centers Corporation is the general partner and the principal limited partner. The former owners of certain Partnership properties and certain investment funds also are limited partners. The Partnership presently owns certain of its properties indirectly through other partnerships and limited liability companies (collectively with the Partnership, the “Property Partnerships”), of which the partners are the Partnership and certain third parties. In the case of a REIT which is a partner in a partnership either directly or indirectly through a qualified REIT subsidiary, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, Regency Centers Corporation’s proportionate share of the assets, liabilities and items of income of the Property Partnerships (other than certain properties held by the Management Company), is treated as assets, liabilities and items of income of Regency Centers Corporation for purposes of applying the requirements described below.

Regency Centers Corporation believes that each of the Property Partnerships in which it owns an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Regency Centers Corporation could fail to meet the REIT income and asset tests. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see “— Failure to Qualify.”

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Regency Centers Corporation will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Although in the past Regency Centers Corporation owned some of its properties indirectly through qualified REIT subsidiaries, at the present time, Regency Centers Corporation does not utilize any qualified REIT subsidiaries.

A “taxable REIT subsidiary” of Regency Centers Corporation is a corporation in which it directly or indirectly owns stock and that elects, together with Regency Centers Corporation, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of Regency Centers Corporation owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Regency Centers Corporation. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Regency Centers Corporation to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Regency Centers Corporation. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

The Management Company has made an election to be treated as a taxable REIT subsidiary of Regency Centers Corporation.

Income Tests

In order for Regency Centers Corporation to maintain its qualification as a REIT, it must satisfy two gross income requirements annually. First, at least 75% of Regency Centers Corporation’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property”, gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property or from certain types of temporary investments.

Second, at least 95% of Regency Centers Corporation’s gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, and from interest, and gain from the sale or disposition of stock or securities.

Rents received by Regency Centers Corporation qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Regency Centers Corporation does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts for sales, which is permitted by the Code).

Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Regency Centers Corporation does not anticipate receiving rents from such a tenant. Additionally, pursuant to the articles of incorporation, Related Tenant Owners are prohibited from acquiring constructive ownership of more than 9.8% by value of Regency Centers Corporation.

Third, rent attributable to personal property leased in connection with a lease of real property will not qualify if it is greater than 15% of the total rent received under the lease.

Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Regency Centers Corporation is generally only allowed directly to provide services that are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, the Company may not provide “impermissible services” to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom Regency Centers Corporation derives no revenue) without giving rise to “impermissible tenant service income,” which is nonqualifying income for purposes of the income tests. For this purpose, the amount that Regency Centers Corporation would be deemed to have received for performing any “impermissible services” will be the greater of the actual amount so received or 150% of the direct cost to Regency Centers Corporation of providing those services. If impermissible tenant service income exceeds 1% of Regency Centers Corporation’s total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Regency Centers Corporation’s total income from the property, the services will not “taint” the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property. Regency Centers Corporation provides certain services with respect to the properties that it believes complies with the “usually or customarily rendered” requirement. Regency Centers Corporation will hire independent contractors from whom it derives no income to perform such services or utilize the Management Company to perform such services, to the extent that the performance of such services by Regency Centers Corporation would cause amounts received from its tenants to be excluded from rents from real property.

The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Regency Centers Corporation does not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

Regency Centers Corporation’s share of any dividends received from corporate subsidiaries (and from other corporations in which it owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Regency Centers Corporation does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

From time to time, Regency Centers Corporation or the Partnership have entered, and in the future may enter, into hedging transactions with respect to one or more of its assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. Regency Centers Corporation and the Partnership intend to structure any hedging transactions in a manner that does not jeopardize Regency Centers Corporation’s qualification as a REIT.

The Management Company receives fees in consideration of the performance of management and administrative services with respect to properties that are not owned by Regency Centers Corporation and earns income from the acquisition, development and resale of real estate. Distributions received by Regency Centers Corporation from the Management Company of its earnings do not qualify under the 75% gross income test. Regency Centers Corporation believes that the aggregate amount of the distributions from the Management Company together with all other non-qualifying income in any taxable year will not cause it to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

Regency Centers Corporation believes that it has satisfied the 75% and 95% gross income tests for taxable years ended prior to the date of this prospectus and intends to operate in such a manner so as to satisfy such tests in the future. If Regency Centers Corporation fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Regency Centers Corporation’s failure to meet those tests is due to reasonable cause and not willful neglect; and following its identification of such failure for any taxable year, a schedule of the sources of Regency Centers Corporation’s income is filed in accordance with regulations prescribed by the Secretary of the Treasury. It is not possible to state whether in all circumstances Regency Centers Corporation would be entitled to the benefit of those relief provisions. Even if the relief provisions apply, Regency Centers Corporation would pay a 100% tax on (1) the gross income attributable to the greater of the amount by which it fails, respectively, the 75% or 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect its profitability.

If Regency Centers Corporation has net income from “prohibited transactions,” that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While Regency Centers Corporation has undertaken a significant number of asset sales in recent years, it does not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise.

Asset Tests

To maintain its qualification as a REIT, Regency Centers Corporation, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of Regency Centers Corporation’s total assets must be represented by real estate assets (including (i) its allocable share of real estate assets which are held by the Partnership or other Property Partnerships or which are held by “qualified REIT subsidiaries” of Regency Centers Corporation and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Regency Centers Corporation), cash, cash items and government securities. Second, not more than 25% of the value of Regency Centers Corporation’s total assets may be represented by securities other than those in the 75% asset class. Third, except for equity investments in REITs, qualified REIT subsidiaries, or taxable

REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% test described above, (a) the value of any one issuer’s securities that Regency Centers Corporation owns may not exceed 5% of the value of Regency Centers Corporation’s total assets; (b) Regency Centers Corporation may not own more than 10% of any one issuer’s outstanding voting securities; and (c) Regency Centers Corporation may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of Regency Centers Corporation’s total value (for taxable years beginning after July 30, 2008, 25% of Regency Centers Corporation’s total value) may be comprised of securities of one or more taxable REIT subsidiaries.

For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of Regency Centers Corporation’s interest as a partner in the partnership.

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test.

The Partnership owns 100% of the outstanding capital stock of the Management Company. Regency Centers Corporation believes that the aggregate value of the Management Company does not presently exceed 25% (or for taxable years before 2009, did not exceed 20%) of the aggregate value of Regency Centers Corporation’s gross assets. As of each relevant testing date prior to the election to treat the Management Company as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Regency Centers Corporation believes it did not own more than 10% of the voting securities of the Management Company. In addition, Regency Centers Corporation believes that as of each relevant testing date prior to the election to treat the Management Company as a taxable REIT subsidiary of Regency Centers Corporation, its pro rata share of the value of the securities, including debt, of the Management Company did not exceed 5% of the total value of its assets. No independent appraisals have been obtained to support Regency Centers Corporation’s estimate of value, however, and Foley & Lardner LLP, in issuing its opinion on Regency Centers Corporation’s qualification as a REIT, is relying on the Regency Centers Corporation’s representation as to the limited value of the stock interests in the Management Company.

After initially meeting the asset tests at the close of any quarter, Regency Centers Corporation will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Regency Centers Corporation intends to maintain adequate records of the value of its assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which it becomes aware within that period. If Regency Centers Corporation failed to cure noncompliance with the asset tests within this time period, it would cease to qualify as a REIT. See “— Failure to Qualify.”

If Regency Centers Corporation fails to satisfy one or more of the asset tests for any quarter of a taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of Regency Centers Corporation’s total assets or $10 million, and the failure is corrected within six months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, Regency Centers Corporation files a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Secretary of the Treasury, the failure is corrected within six months following the quarter in which it was discovered, and Regency Centers Corporation pays a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or the Company otherwise returns to compliance with the asset test. Regency Centers Corporation may not qualify for the relief provisions in all circumstances.

Annual Distribution Requirements

Regency Centers Corporation, in order to qualify as a REIT, is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount at least equal to: (a) the sum of (i) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property; minus (b) the sum of certain items of non-cash income. Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before Regency Centers Corporation timely files its tax return for such prior year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Regency Centers Corporation does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Regency Centers Corporation may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If Regency Centers Corporation makes this election, a “Capital Gains Designation,” it would pay tax on its retained net long-term capital gains. In addition, to the extent Regency Centers Corporation makes a Capital Gains Designation, a U.S. Shareholder generally would: (i) include its proportionate share of its undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of its taxable year falls (subject to certain limitations as to the amount that is includable); (ii) be deemed to have paid the capital gains tax imposed on Regency Centers Corporation on the designated amounts included in the U.S. Shareholder’s long-term capital gains; (iii) receive a credit or refund for the amount of tax deemed paid by it; (iv) increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and (v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. If Regency Centers Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than capital gain income that it elects to retain and pay tax on) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years it elected to retain and pay tax on), Regency Centers Corporation will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Regency Centers Corporation intends to make timely distributions sufficient to satisfy this annual distribution requirement in the future. It is possible that Regency Centers Corporation, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at the taxable income of Regency Centers Corporation, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 90% distribution requirement, Regency Centers Corporation may find it necessary to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, Regency Centers Corporation may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Regency Centers Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Relief from Other Failures of the REIT Qualification Provisions

If Regency Centers Corporation fails to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), it nevertheless may avoid termination of its REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and it pays a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. Regency Centers Corporation may not qualify for this relief provision in all circumstances.

Failure to Qualify

If Regency Centers Corporation fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Regency Centers Corporation will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the common stock. Distributions to shareholders in any year in which Regency Centers Corporation fails to qualify will not be deductible by it nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends. Shareholders taxed as individuals may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Regency Centers Corporation will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Regency Centers Corporation would be entitled to such statutory relief.

Taxation of Taxable Domestic Shareholders

As used in this section, the term U.S. shareholder means a holder of shares who is (i) a citizen or resident of the United States, (ii) a domestic corporation or other entity treated as a corporation for federal income tax purposes, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust. If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our shares by the partnership.

So long as Regency Centers Corporation qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends generally will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. In addition, dividends paid to a U.S. shareholder will generally not qualify for the 20% tax rate for qualified dividend income. The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. However, dividends, other than capital gain dividends, that are (i) attributable to income on which Regency Centers Corporation was subject to tax in the previous taxable year at the corporate level, either because it did not distribute such income or such income consists of gains from certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, or (ii) attributable to dividends received by Regency Centers Corporation from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by Regency Centers Corporation, to individual stockholders at the current maximum rate of 20% applicable to qualified dividend income. Distributions in excess of Regency Centers Corporation’s current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder’s adjusted tax basis in Regency Centers Corporation’s shares will be taxable as capital gains. If Regency Centers Corporation declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Regency Centers Corporation will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Regency Centers Corporation may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held Regency Centers Corporation’s shares. Designations that Regency Centers Corporation makes only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Regency Centers Corporation designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099–DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Regency Centers Corporation may designate all or part of its net capital gain as “undistributed capital gain.” Regency Centers Corporation will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; (2) will be deemed to have paid its proportionate share of the tax paid by Regency Centers Corporation on such undistributed capital gains and receive a credit or refund to the extent that the tax the Company paid exceeds the U.S. shareholder’s tax liability on the undistributed capital gain; and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Regency Centers Corporation’s earnings and profits will be adjusted appropriately.

Regency Centers Corporation will classify portions of any designated capital gain dividend or undistributed capital gain as either: (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or (2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

In addition, dividends paid to, and capital gains recognized by, certain U.S. shareholders that are individuals, estates or trusts may be subject to a 3.8% Medicare tax.

Distributions that Regency Centers Corporation makes and gain arising from the sale or exchange by a U.S. shareholder of its shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Regency Centers Corporation generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Regency Centers Corporation will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of Regency Centers Corporation’s net operating losses or capital losses. Regency Centers Corporation’s operating or capital losses would be carried over by Regency Centers Corporation for potential offset against future income, subject to applicable limitations.

Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the holder’s adjusted tax basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder’s holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of the Company’s shares. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Regency Centers Corporation that were required to be treated as long-term capital gains. In addition, individuals, estates or trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our shares.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder has not held its common shares as “debt financed property” within the meaning of the Code, distributions from Regency Centers Corporation will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in Regency Centers Corporation will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Code Section 501(a), and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Code Section 401(a) are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests: (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and (2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend from a “pension held REIT” treated as UBTI is equal to the ratio of UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception for pension trusts. Based on both Regency Centers Corporation’s current share ownership and the limitations on transfer and ownership of shares contained in Regency Centers Corporation’s organizational documents, we do not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

As used in this section, the terms “non-U.S. shareholder” means a holder of shares that is not a U.S. person for U.S. federal income tax purposes. Regency Centers Corporation’s distributions to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Regency Centers Corporation of “U.S. real property interests” nor designated by Regency Centers Corporation as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in Regency Centers Corporation’s shares will be taxable to a non-U.S. shareholder as gain from the sale of shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted tax basis of the non-U.S. shareholder in Regency Centers Corporation’s shares will reduce the non-U.S. shareholder’s adjusted tax basis in the shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

Regency Centers Corporation expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless: (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with Regency Centers Corporation; or (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with Regency Centers Corporation claiming that the distribution is effectively connected income. In any event, we may be required to withhold 10% of any such distributions in excess of current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of such distribution. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital gain distributions to the holders of Regency Centers Corporation’s common shares that are attributable to Regency Centers Corporation’s sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (i) Regency Centers Corporation’s common shares continue to be regularly traded on an established securities market and (ii) the non-U.S. shareholder did not own more than 5% of Regency Centers Corporation’s common shares during the taxable year. As a result, non-U.S. shareholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

If Regency Centers Corporation’s common shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5% of Regency Centers Corporation’s common shares during the taxable year, capital gain distributions that are attributable to Regency Centers Corporation’s sale of real property would be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. Regency Centers Corporation must withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount Regency Centers Corporation withholds.

Although the law is not clear on the matter, it appears that amounts Regency Centers Corporation designates as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by Regency Centers Corporation of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by Regency Centers Corporation on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Regency Centers Corporation were to exceed their actual United States federal income tax liability.

Gain recognized by a non-U.S. shareholder upon the sale or exchange of Regency Centers Corporation’s shares generally would not be subject to United States taxation unless: (1) the investment in Regency Centers Corporation’s shares is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain; (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or (3) Regency Centers Corporation’s shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Regency Centers Corporation’s shares will not constitute a U.S. real property interest if it is a domestically controlled REIT. Regency Centers Corporation will be a domestically-controlled REIT if, at all times during the 5 year period, preceding a sale or exchange of stock, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. Regency Centers Corporation believes that it currently is a domestically controlled REIT. Because Regency Centers Corporation’s shares are publicly traded, however, it cannot guarantee that it is or will remain a domestically controlled REIT. Even if Regency Centers Corporation does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells its shares, gain arising from the sale still would not be subject to FIRPTA tax if: (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the New York Stock Exchange; and (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of Regency Centers Corporation’s shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our shares received by certain non-U.S. shareholders. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Regency Centers Corporation and its security holders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Regency Centers Corporation and its security holders may not conform to the federal income tax consequences discussed above. Consequently, prospective security holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.

Backup Withholding

U.S. Shareholders

Regency Centers Corporation will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless such shareholder (a) is a corporation or another form of entity exempt from backup withholding and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Regency Centers Corporation with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, Regency Centers Corporation may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to it.

Non-U.S. Shareholders

Generally, information reporting will apply to payments of distributions on Regency Centers Corporation’s shares, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Regency Centers Corporation shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Regency Centers Corporation shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Certain Material Federal Income Tax Consequences of Debt Securities

As the term is used in this section, a “United States holder” is a beneficial holder of securities and who is:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our debt securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our debt securities, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our debt securities by the partnership.

Taxation of Interest.  The taxation of interest on a debt security depends on whether the interest constitutes qualified stated interest (as defined below). Interest that constitutes qualified stated interest is includible in a United States holder’s income as ordinary interest income when actually or constructively received, if such holder uses the cash method of accounting for federal income tax purposes, or when accrued, if such holder uses an accrual method of accounting for federal income tax purposes. Interest that does not constitute qualified stated interest is included in a United States holder’s income under the rules described below under “Original Issue Discount,” regardless of such holder’s method of accounting. Notwithstanding the foregoing, interest that is payable on a debt security with a fixed maturity of one year or less from its issue date (a “Short-Term Note”) is included in a United States holder’s income under the rules described below under “Short-Term Notes.”

Optional Redemption.  Debt securities issued pursuant to this prospectus may or may not be redeemable. If the debt securities are redeemable, we will specify that in the applicable prospectus supplement. If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated interest and the principal amount (or, if the debt securities are issued with OID, the adjusted issue price). Unless specified otherwise in the applicable prospectus supplement related to any such redeemable debt securities, we intend to take the position that any redeemable debt securities should not be treated as contingent payment debt instruments because of this additional payment. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the debt securities, that such additional amounts will be paid. Assuming such position is respected, a United States holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such United States holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged our position, and any redeemable debt securities were treated as contingent payment debt instruments, United States holders could be required to accrue interest income at a rate higher than the stated interest rate on the debt securities and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a debt security. United States holders are urged to consult their tax advisors regarding the potential application to any redeemable debt securities of the contingent payment debt instrument rules and the consequences thereof.

Fixed Rate Debt Securities.  Interest on a fixed rate debt security will generally constitute qualified stated interest if the interest is unconditionally payable, or will be constructively received under Code Section 451, in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate. If a debt security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such debt security (e.g., debt securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such debt security or any “true” discount on such debt security (i.e., the excess of the debt security’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the excess of the stated interest over any qualified stated interest on the debt security is treated as original issue discount rather than qualified stated interest.

Original Issue Discount.  Original issue discount (“OID”) with respect to a debt security is the excess, if any, of the debt security’s “stated redemption price at maturity” over the debt security’s “issue price.” A debt security’s stated redemption price at maturity is the sum of all payments provided by the debt security (whether designated as interest or as principal) other than payments of qualified stated interest. The issue price of a debt security is the first price at which a substantial amount of the debt securities in the issuance that includes such debt security is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

As described more fully below, United States holders of debt securities with OID that mature more than one year from their issue date generally will be required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States holder’s tax basis in a debt security is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID with respect to a debt security will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of a debt security that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the debt security). If the amount of OID with respect to a debt security is less than that amount, the OID that is not included in payments of stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the debt security.

In the case of OID with respect to a fixed rate debt security, the amount of OID includible in the income of a United States holder for any taxable year is determined under the constant yield method, as follows. First, the “yield to maturity” of the debt security is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the debt security (including payments of qualified stated interest), produces an amount equal to the issue price of the debt security. The yield to maturity is constant over the term of the debt security and, when expressed as a percentage, must be calculated to at least two decimal places.

Second, the term of the debt security is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

Third, the total amount of OID on the debt security is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the debt security at the beginning of the accrual period and the yield to maturity of the debt security, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a debt security at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the debt security is its issue price, increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the debt security other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a debt security, the amount of OID previously includible in the gross income of any holder is determined without regard to “premium” and “acquisition premium,” as those terms are defined below under “Premium and Acquisition Premium.”

Fourth, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

A United States holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such holder held the debt securities. In general, under the constant yield method described above, United States holders will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Other Rules.  Certain debt securities having OID may be redeemed prior to maturity or may be repayable at the option of the holder. Such debt securities may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such debt securities with a redemption feature are urged to consult their tax advisors with respect to such feature since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased debt security.

The Treasury regulations relating to the tax treatment of OID contain certain language (“aggregation rules”) stating in general that, with some exceptions, if more than one type of debt security is issued in connection with the same transaction or related transactions, such debt securities may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable prospectus supplement, we do not expect to treat different types of debt securities as being subject to the aggregation rules for purposes of computing OID.

Market Discount.  If a United States holder acquires a debt security having a maturity date of more than one year from the date of its issuance and has a tax basis in the debt security that is, in the case of a debt security that does not have OID, less than its issue price (or, in the case of a subsequent purchase, its stated redemption price at maturity), or, in the case of a debt security that has OID, less than its adjusted issue price (as defined above under “Original Issue Discount”) as of the date of acquisition, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity of the debt security multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a United States holder is required to treat any principal payment (or, in the case of a debt security that has OID, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such debt security is disposed of by a United States holder in certain otherwise non-taxable transactions, accrued market discount must be included as ordinary income by the United States holder as if the holder had sold the debt security at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a debt security-by-debt security basis and is irrevocable.

With respect to debt securities with market discount, a United States holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such debt securities. A United States holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States holder’s tax basis in a debt security will be increased by the amount of market discount included in the holder’s income under the election.

Premium and Acquisition Premium.  If a United States holder purchases a debt security for an amount in excess of the sum of all amounts payable on the debt security after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the debt security with “premium” equal to the amount of such excess, and generally will not be required to include any OID in income. Generally, a United States holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see “Original Issue Discount”), over the remaining term of the debt security (where the debt security is not redeemable prior to its maturity date). In the case of debt securities that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States holder will exercise or not exercise the redemption rights in a manner that maximizes the United States holder’s yield. A United States holder who elects to amortize bond premium must reduce such holder’s tax basis in the debt security by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt instruments owned by the holder on the first day of the taxable year to which such election first applies and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a United States holder purchases a debt security issued with OID at an “acquisition premium,” the amount of OID that the United States holder includes in gross income is reduced to reflect the acquisition premium. A debt security is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest and (b) greater than the debt security’s “adjusted issue price” (as described above under “Original Issue Discount”).

If a debt security is purchased at an acquisition premium, the United States holder reduces the amount of OID otherwise includible in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the debt security immediately after its acquisition by the purchaser over the adjusted issue price of the debt security and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Short-Term Notes.  A Short-Term Note will be treated as having been issued with OID if the stated redemption price at maturity exceeds the issue price of the debt security. United States holders that report income for federal income tax purposes on an accrual method and certain other United States holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. Any interest payable on the obligation (other than OID) is included in gross income as it accrues.

United States holders of Short-Term Notes who use the cash method of accounting and certain other United States holders are not required to accrue OID for federal income tax purposes, unless the holder elects to do so, with the consequence that the reporting of such income is deferred until it is received. In the case of a United States holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, United States holders that are not required, and do not elect, to include OID in income currently are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to such Short-Term Note (which includes both the accrued OID and accrued interest that is payable but has not been included in gross income), until such deferred interest income is realized. A United States holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to “acquisition discount” rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States holder’s basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which such election applies, unless revoked with the consent of the IRS. A United States holder’s tax basis in a Short-Term Note is increased by the amount included in such holder’s income on such a debt security.

Election to Treat All Interest as OID.  United States holders may elect to include in gross income all interest that accrues on a debt security, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “Original Issue Discount.” Such an election for a debt security with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned on the first day of the taxable year to which such election first applies and all debt instruments later acquired by the United States holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, such an election for a debt security with market discount will result in a deemed election to accrue market discount in income currently for such debt security and for all other debt instruments acquired by the United States holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A United States holder’s tax basis in a debt security will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Integration of Debt Securities with Other Financial Instruments.  Any United States holder of debt securities that also acquires or has acquired any financial instrument which, in combination with such debt securities, would permit the calculation of a single yield to maturity, may in certain circumstances treat such debt securities and such financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. For purposes of determining OID, none of the payments under the integrated debt instrument will be treated as qualified stated interest.

Sale or Exchange of Debt Securities.  A United States holder generally will recognize gain or loss upon the sale or exchange of a debt security equal to the difference between the amount realized upon such sale or exchange and the United States holder’s adjusted basis in the debt security. The adjusted basis in the debt security generally will equal the cost of the debt security, increased by OID, acquisition discount or market discount previously included in respect thereof, and reduced (but not below zero) by any payments on the debt security other than payments of qualified stated interest and by any premium that the United States holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States holder will be treated as a payment of interest. Generally, any gain or loss will be capital gain or loss, except as provided under “Market Discount” and “Short-Term Notes”.

Tax Rates.  Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. These rates are subject to change by new legislation at any time.

In addition, individuals, estates and trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on certain net investment income from a variety of sources. For this purpose, net investment income generally includes, among other things, interest on and capital gains from the sale or other disposition of debt securities. United States holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of debt securities.

Information Reporting and Backup Withholding.  Backup withholding at the applicable statutory rate may apply when United States holders receive interest payments on a debt security (including any OID) or proceeds from the sale or other disposition of a debt security. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any United States holder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•

the United States holder fails to report interest (including any OID) and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the United States holder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A United States holder of debt securities who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to a United States holder, that holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the holder’s United States federal income tax liability as long as the United States holder provides the required information to the IRS. United States holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required annually to furnish the IRS and holders of debt securities information relating to the amount of interest paid on the debt securities, and information reporting may also apply to payments of proceeds from the sale of the debt securities by those holders. Some United States holders generally are not subject to information reporting.

Non-United States Holders This section applies to non-United States holders of the debt securities. The term “non-United States holder” means a beneficial owner of a debt security that is not a United States holder, as defined above.

The rules governing United States federal income taxation of the purchase, ownership and disposition of our debt securities by non-United States holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-United States holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership and disposition of our debt securities, including any reporting requirements.

Payments of Interest.   Interest (including any OID) paid to a non-United States holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the non-United States holder’s conduct of a trade or business within the United States, and the non-United States holder:

•	does not actually or constructively own a 10% or greater interest in our capital or profits;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Code Section 864(d)(4);

•	is not a bank that received such debt securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

provides the appropriate certification as to the holder’s foreign status. This certification requirement generally can be met by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the debt securities are held through a financial institution or other agent acting on behalf of the non-United States holder, such holder may be required to provide appropriate documentation to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-United States holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to a 30% withholding tax so long as the non-United States holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the payment of interest is effectively connected with a foreign corporation’s conduct of a United

States trade or business, that foreign corporation may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, a non-United States holder must provide a properly executed IRS Form W- 8BEN before the payment of interest and the non-United States holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Optional Redemption.  If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated interest and the principal amount (or, if the debt securities are issued with OID, the adjusted issue price). We intend to treat any such amounts paid to a non-United States holder pursuant to any such redemption or repurchase as additional amounts paid for the debt securities, subject to the rules described below in “— Sale, Exchange or Other Taxable Disposition of Debt Securities.”

Sale, Exchange or Other Taxable Disposition of Debt Securities.  A non-United States holder generally will not be subject to United States federal income tax on any amount that constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a debt security, unless either of the following is true:

•	the investment in the debt securities is effectively connected with the non-United States holder’s conduct of a United States trade or business; or

•

the non-United States holder (i) is a nonresident alien individual holding the debt securities as a capital asset, (ii) is present in the United States for 183 or more days in the taxable year within which the sale, exchange or other taxable disposition takes place, and (iii) certain other requirements are met.

If you are a holder described in the first bullet point above, the net gain derived from the retirement or disposition of your debt securities generally would be subject to United States federal income tax at the rate applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt securities is effectively connected with the foreign corporation’s conduct of a United States trade or business. If you are a holder described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of your debt securities, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

Backup Withholding and Information Reporting.  Backup withholding and information reporting generally will not apply to payments made to a non-United States holder with respect to the debt securities, provided that we do not have actual knowledge or reason to know that the non-United States holder is a U.S. person and the holder has given us the statement described above under “Non-United States Holders — Payments of Interest.” In addition, a non-United States holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the non-United States holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to a non-United States holder the amount of, and the tax withheld with respect to, any interest (including any OID) paid to the non-United States holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides.

A non-United States holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. Non-United States holders of debt securities should consult their tax advisors regarding the application of backup withholding and information reporting in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on interest paid on our debt securities received by certain non-United States holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our debt securities received by certain non-United States holders. If payment of withholding taxes is required, non-United States holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such interest and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Tax Consequences of Floating Rate, Variable Rate and Contingent Payment Debt Securities.

A description of the material federal income tax consequences of the acquisition, ownership and disposition of variable rate, floating rate or contingent payment debt securities that we may issue in the future will be set forth in the prospectus supplement relating to the offering of such debt securities.

LEGAL MATTERS

The validity of the securities to which this prospectus relates and certain tax matters described under “Certain Material Federal Income Tax Considerations” will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida. Attorneys with Foley & Lardner LLP representing us with respect to this offering beneficially owned approximately 1,200 shares of our common stock as of the date of this prospectus.

EXPERTS

The consolidated financial statements and schedule of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$250,000,000

Regency Centers, L.P.

3.75% Notes due 2024

Guaranteed as to the Payment of Principal and Interest by

Regency Centers Corporation

PROSPECTUS SUPPLEMENT

May 13, 2014

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch

J.P. Morgan	US Bancorp

Co-Managers

PNC Capital Markets LLC	SunTrust Robinson Humphrey	RBC Capital Markets

Regions Securities LLC	SMBC Nikko	Comerica Securities

Mizuho Securities		Mitsubishi UFJ Securities